Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated

February 28, 2026

by and among

Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company,

as Parent,

BLeichroeder Acquisition 2 France, a société par actions simplifiée formed under the laws of the Republic of France,

as Parent Merger Sub,

PASQAL HOLDING SAS, a société par actions simplifiée formed under the laws of the Republic of France,

as the Company

i

EXHIBITS

Exhibit A	Form of Company Support Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Non-Competition and Non-Solicitation Agreement
Exhibit F	Form of Articles of Association of Parent Surviving Corporation
Exhibit G	Form of Draft Merger Agreement
Exhibit H	Surviving Corporation Restricted Matters
Exhibit I	Form of Warrant Amendment Agreement

Index of Defined Terms

$29
€29
Action	12
Additional Agreements	12
Additional Parent Parties SEC Documents	64
Additional SEC Reports	93
Aeponyx Shareholders’ Shares	13
Affiliate	12
Agreement	9
Allocation Schedule	39
Alternative Proposal	79
Alternative Transaction	78
Anti-Corruption Laws	13
Anti-Money Laundering Laws	13
Antitrust Laws	13
Article 210 A commitments	13
Articles of Association of Parent Surviving Corporation	32
Audited 2024 Audited Financial Statements	91
Audited 2025 Financial Statements	91
Available Closing Surviving Corporation Cash	96
Books and Records	15
Bpifrance	12
BSA Ratchet C	14
BSA Ratchet C*	15
BSA Ratchets	15
Business	9
Business Combination	15
Business Day	15
Business Systems	15
Cayman Companies Act	15
Cayman Registrar	31
CFIUS	74
Closing	35
Closing Date	35
Code	15
Company	9
Company Audited Financial Statements	91
Company Board	11
Company Board Recommendation	11
Company BSPCEs	15
Company Class A Ordinary Shares	15
Company Class B Ordinary Shares	15
Company Class C Ordinary Shares	16
Company Class Seed Ordinary Shares	16
Company Common Ordinary Shares	16
Company Confidential Information	16
Company D&O Tail Insurance	88
Company Disclosure Schedule(s)	40
Company Fundamental Representations	16
Company Leases	57
Company Licensed IP	16
Company Material Adverse Effect	16
Company Owned IP	17
Company Plan	17
Company Products	17
Company Shares	17
Company Subsidiary	17
Company Support Agreement	9
Confidentiality Agreement	17
Contracts	17

v

Control	17
Controlled	17
Controlling	17
Convertible Bonds	10
Convertible Bonds Terms and Conditions	10
Copyrights	21
D&O Indemnified Persons	87
Deferred Underwriting Amount	18
Disclosure Schedules	60
Dissenting Shares	34
Draft Merger Agreement	35
Effect	16
Employment Agreements	17
Enforceability Exceptions	41
Environmental Laws	18
Equity Interests	18
ERISA	18
ERISA Affiliate	18
EUR	29
Exchange Act	18
Exchange Ratio	18
Financial Statements	45
Fraud	18
Fraud Claims	19
French Commercial Code	19
French Registrar	31
French Tax Code	19
French Tax-Favored Merger Regime	11
French Tax-Favored Regime	19
Generative AI Tools	19
Governmental Authority	19
Group Companies	19
Hazardous Material	19
Hazardous Material Activity	20
HSR Act	20
ICC	106
ICC Rules	106
IFRS	20
Indebtedness	20
Indemnitee Affiliates	88
Intellectual Property	21
Interim Period	76
International Trade Laws	21
Inventory	21
Investment Canada Act	21
Investment Management Trust Agreement	21
IPO	21
Key Employees	54
Key Officers	22
Know-How	22
Knowledge of the Company	22
Law	22
Laws	22
Leases	22
Liabilities	22
Lien	22
Lock-Up Agreements	11
LTIP	85
LTIP Share Reserve	85
Material Contract	56
Material Contracts	56
Material Customers	59
Material Suppliers	59
Material Weakness Memorandum	22
Memorandum and Articles of Association of Parent	22

Merger	9
Merger Approval Date	35
Merger Consideration	22
Merger Consideration Shares	23
Merger Effective Time	35
Merger Intended Tax Treatment	37
Mergers	9
Nasdaq	23
Non-Competition and Non-Solicitation Agreements	11
Open Source Software	23
Order	23
Organizational Documents	23
Outside Date	98
Parent	9
Parent Board	11
Parent Board Recommendation	12
Parent Class A Ordinary Shares	23
Parent Class B Ordinary Shares	23
Parent Disclosure Schedule(s)	60
Parent Dissenting Shareholder	34
Parent Excluded Shares	33
Parent Extraordinary General Meeting	81
Parent Material Adverse Effect	23
Parent Merger Sub	9
Parent Merger Sub Board	12
Parent Merger Sub Shares	24
Parent Ordinary Shares	24
Parent Parties	24
Parent Parties Financial Statements	65
Parent Parties Fundamental Representations	24
Parent Party	24
Parent Party Shareholder Approval Matters	81
Parent Preference Shares	63
Parent Recommendation	92
Parent SEC Documents	64
Parent Shareholder Redemption Amount	24
Parent Shareholder Redemption Right	24
Parent Shareholders	11
Parent Subsidiary	24
Parent Surviving Corporation	9
Parent Surviving Corporation Ordinary Share	24
Parent Surviving Corporation Warrants	24
Parent Unit	24
Parent Warrant Agreement	24
Parent Warrants	24
Party	25
Pasqal SAS	9
Patents	21
PCAOB	25
Permits	25
Permitted Liens	25
Person	25
Personal Information	25
PIPE Investment	10
PIPE Investors	10
PIPE SPAs	10
Pre-PIPE Investment	10
Pre-PIPE Investors	10
Pre-PIPE SPA	10
Pre-PIPE Warrants	10
Principal Market	25
Privacy and Data Security Policies	54
Privacy Laws	25
Privacy Requirements	26

Prospectus	80
Proxy Statement/Prospectus	80
Purchaser D&O Tail Insurance	88
RC Authorization Notice	34
RC Written Objection	34
Real Property	26
Redeeming Parent Shares	26
Registered IP	51
Registration Rights Agreement	10
Registration Statement	80
Reincorporation Intended Tax Treatment	33
Reincorporation Merger	9
Reincorporation Merger Effective Time	31
Reincorporation Plan of Merger	31
Released Claims	87
Representative	26
Required Parent Shareholder Approval	96
Requisite Company Vote	42
Restricted Person	26
Rollover BSPCEs	38
Sanctioned Jurisdiction	26
Sanctioned Person	26
Sanctions	27
Sanctions Laws	27
Sarbanes-Oxley Act	27
SEC	27
Securities Act	27
Sensitive Data	27
Shareholder Action	90
Shareholders	9
Shareholders’ Agreements	27
Short Form Agreements	27
Signing Date	9
Software	27
Sponsor	27
Sponsor Agreement	74
Sponsor Support Agreement	9
Subscription Agreement	10
Subsidiaries	27
Subsidiary	27
Surviving Corporation	9
Surviving Corporation Shares	27
Surviving Corporation Warrants	27
Syntec CBA	54
Tangible Personal Property	27
Tax	28
Tax Return	28
Taxing Authority	28
Trademarks	21
Transaction Expense	28
Transaction Filings	81
Transactions	28
Transfer Tax	28
Treasury Regulations	28
Trust Account	69
Trustee	95
U.S. GAAP	29
UCC	28
Unaudited 2024 Financial Statements	45
Unit Separation	32
Universal Transfer	37
Warrant Amendment Agreement	95
Working Capital Loans	29

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of February 28, 2026 (the “Signing Date”), is by and among Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company (“Parent”), Bleichroeder Acquisition 2 France, a société par actions simplifiée formed under the laws of the Republic of France and wholly owned subsidiary of the Parent (the “Parent Merger Sub”), and Pasqal Holding SAS, a société par actions simplifiée formed under the laws of the Republic of France (the “Company”). Capitalized terms are defined on the pages of this Agreement set forth opposite the capitalized terms listed in the Index of Defined Terms.

WHEREAS, the Company is in the businesses of neutral-atom quantum computing (the “Business”).

WHEREAS, Parent is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a Business Combination.

WHEREAS, the Company is the owner of 100% of the share capital and voting rights of Pasqal SAS, a société par actions simplifiée formed under the laws of the Republic of France (“Pasqal SAS”).

WHEREAS, Parent Merger Sub was formed for the sole purpose of effectuating the Transactions, including the merger of Parent with and into Parent Merger Sub (the “Reincorporation Merger”), in which Parent Merger Sub will be the surviving entity of the Reincorporation Merger (the “Parent Surviving Corporation”).

WHEREAS, as promptly as practicable after the Reincorporation Merger Effective Time, the Parties desire to effect a merger of the Company with and into the Parent Surviving Corporation (the “Merger”, and together with the Reincorporation Merger, the “Mergers”), with Parent Surviving Corporation being the surviving entity of the Merger (the “Surviving Corporation”).

WHEREAS, in connection with the Merger, the shareholders of the Company (the “Shareholders”) will be entitled to receive the applicable Merger Consideration as further described in this Agreement.

WHEREAS, as a condition and inducement to Parent’s and Parent Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain of the Shareholders will enter into a support agreement, substantially in the form attached hereto as Exhibit A (the “Company Support Agreement”), providing that, among other things, such Shareholders will vote in favor of the Merger and the other Transactions on the terms and subject to the conditions set forth in such Company Support Agreement.

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsor, Parent, and Parent Merger Sub will enter into a support agreement, substantially in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”), providing that, among other things, the Sponsor will vote in favor of the Parent Party Shareholder Approval Matters, including the Transactions that such parties are entitled to vote on, on the terms and subject to the conditions set forth in such Sponsor Support Agreement.

WHEREAS, as a condition and inducement to the Parties’ willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and Parent Merger Sub, on the one hand and on behalf of the Surviving Corporation, and certain investors named therein (the “Pre-PIPE Investors”), on the other hand, have executed and delivered that certain securities purchase agreement (the “Pre-PIPE SPA”), pursuant to which the Pre-PIPE Investors have agreed, among other things, to subscribe from the Surviving Corporation, and Parent and Parent Merger Sub have agreed, among other things, to issue to such investors, for an aggregate issue amount of $150 million, (a) senior unsecured convertible bonds of the Surviving Corporation convertible into Surviving Corporation Shares, governed by French law (the “Convertible Bonds”), having the rights, preferences and privileges substantially consistent with terms set forth in Exhibit A to the Pre-PIPE SPA, to be attached to the Surviving Corporation’s shareholders decision authorizing the issuance of the Convertible Bonds (the “Convertible Bonds Terms and Conditions”) and (b) warrants (bons de souscription d’actions) to purchase Surviving Corporation Shares, governed by French law (the “Pre-PIPE Warrants”), having the rights, preferences and privileges substantially consistent with the terms set forth in Exhibit A to the Pre-PIPE SPA, to be attached to the Surviving Corporation’s shareholders decision authorizing the issuance of the Pre-Pipe Warrants (the “Pre-PIPE Warrants Terms and Conditions”), pursuant to subscription forms relating to the subscription for (i) the Convertible Bonds and (ii) the Pre-PIPE Warrants (each a “Pre-PIPE Subscription Agreement” and, collectively the “Pre-PIPE Subscription Agreements”), in each case to be delivered substantially concurrently with the Closing (such investment, the “Pre-PIPE Investment”);

WHEREAS, from time to time following the date hereof and prior to the Closing, Parent and Parent Merger Sub, on behalf of the Surviving Corporation, and/or the Company, as may be the case, may enter into one or more additional securities purchase agreements (collectively with the Pre-PIPE SPA, the “PIPE SPAs”) and related subscription forms (together with the Pre-PIPE Subscription Agreements, the “Subscription Agreements”) with additional future investors (collectively with the Pre-PIPE Investors, the “PIPE Investors”) who agree and subscribe for new ordinary shares of the Surviving Corporation (collectively with the Pre-PIPE Investment, the “PIPE Investment”), pursuant to which such PIPE Investors will agree to participate in the PIPE Investment.

WHEREAS, prior to the Closing, the Surviving Corporation, on the one hand, and each Key Officer, on the other hand, will enter into a Corporate Officer Agreement, each of which will be effective contingent on the Closing.

WHEREAS, in connection with the Closing, the Surviving Corporation, Sponsor, and certain other holders of Parent Ordinary Shares, or Parent Surviving Corporation Ordinary Shares, as the case may be, and Shareholders will enter into a registration rights agreement in substantially the form attached hereto as Exhibit C (the “Registration Rights Agreement”), providing that, among other things, the Surviving Corporation will agree to provide such holders of Parent Ordinary Shares, or Parent Surviving Corporation Ordinary Shares, as the case may be, and such Shareholders with certain registration rights with respect to the Registrable Securities (as defined therein).

WHEREAS, in connection with the Closing, the Surviving Corporation and certain Shareholders will enter into lock-up agreements in substantially the form attached hereto as Exhibit D (the “Lock-Up Agreements”), pursuant to which, among other things, such persons will agree not to effect any sale or distribution of equity or equity-linked securities of the Surviving Corporation during the period set forth therein, subject to certain customary exceptions set forth therein.

WHEREAS, in connection with the Closing, certain Shareholders will enter into non-competition and non-solicitation agreements in substantially the form attached hereto as Exhibit E (the “Non-Competition and Non-Solicitation Agreements”), pursuant to which, among other things, such Shareholders will agree, for a twenty-four month period following the Closing and in return for the consideration being delivered pursuant to this Agreement, to not compete with, and not solicit employees from, the Surviving Corporation for the period of time set forth therein.

WHEREAS, for U.S. federal income Tax purposes, Parent Merger Sub and Parent intend that the Reincorporation Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and the boards of directors of Parent and Parent Merger Sub have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

WHEREAS, for U.S. federal income Tax purposes, Parent, Parent Merger Sub and the Company intend that the Merger will occur after the Reincorporation Merger and that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the boards of directors of Parent, Parent Merger Sub and the Company have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

WHEREAS, for French corporate income tax purposes, the Parties intend that the Merger will qualify for the favorable tax regime provided for under Articles 210 A and seq. of the French Tax Code (the “French Tax-Favored Merger Regime”), which allows for the deferral of taxation on capital gains arising from the transfer of assets from the Company to the Surviving Corporation, subject to the commitments and conditions set forth therein.

WHEREAS, the supervisory board of the Company (the “Company Board”) has (i) determined that the principle of the Merger is fair to, and in the best interests of, the Company and the Shareholders, and (ii) approved and adopted this Agreement and the Additional Agreements and declared them advisable and approved the principle of the Merger and the other Transactions to which the Company is a party (the “Company Board Recommendation”).

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (i) determined that it is advisable and in the best interests of Parent and its shareholders (the “Parent Shareholders”), as a whole, to enter into this Agreement and the Additional Agreements to which it is a party, and to consummate the Mergers, and the other Transactions, (ii) approved and declared advisable the execution and delivery of this Agreement and the Additional Agreements to which it is a party, and performance thereof and the consummation of the Mergers, and the other Transactions, (iii) determined that the Transactions constitute a Business Combination, and (iv) recommended to the Parent Shareholders the approval and the adoption of this Agreement and the Mergers (“Parent Board Recommendation”).

WHEREAS, the board of directors of Parent Merger Sub (the “Parent Merger Sub Board”) has (i) determined that this Agreement, the Additional Agreements to which Parent Merger Sub is a party, the Mergers, and the other Transactions are fair and advisable to, and in the best interests of, Parent Merger Sub and Parent, in its capacity as sole shareholder of Parent Merger Sub, and (ii) approved and adopted this Agreement, the Additional Agreements to which Parent Merger Sub is a party, the Mergers and the other Transactions.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, promises, and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged and accepted, the Parties, intending to be legally bound, agree as follows:

Article I.  DEFINED TERMS

Section 1.1  Defined Terms.

“Action” means any legal action, litigation, suit, complaint, claim, charge, labor dispute, inquiry, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise, by or before a Governmental Authority.

“Additional Agreements” means the Company Support Agreement, the Sponsor Support Agreement, the Pre-PIPE SPA, the other PIPE SPAs, the Subscription Agreements, the Registration Rights Agreement, the Lock-Up Agreements, the Non-Competition and Non-Solicitation Agreements, the Articles of Association of the Parent Surviving Corporation, the Warrant Amendment Agreement, the Corporate Officer Agreements and each other agreement, instrument, certificate and document required by, or contemplated in connection with this Agreement to be executed by any of the Parties, in each case only as is applicable to the relevant Party or Parties who is or are a party to such Additional Agreement, as indicated by the context in which such term is used.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person, whether through one or more intermediaries or otherwise, provided, however, that with respect to Bpifrance Investissement (“Bpifrance”) only, “Affiliate” will mean any entity (a) (i) in which the control is held, directly or indirectly, by Bpifrance or the management company which manages, directly or by management delegation, or advises Bpifrance; or (ii) which holds, directly or indirectly, the control of Bpifrance or the management company which manages, directly or by management delegation, or advises Bpifrance; or (iii) in which the control is held, directly or indirectly, by the entity which itself directly or indirectly controls Bpifrance or the management company that directly or by management delegation, manages, or advises Bpifrance; or (iv) which is managed or advised by the same management company as the one that manages or advises Bpifrance or (b) its unitholders / shareholders in the event of its winding-up. For avoidance of any doubt, (a) with respect to all periods prior to the Closing, Sponsor and Parent will be deemed Affiliates of Parent Merger Sub, (b) with respect to all periods subsequent to the Closing, the Surviving Corporation will be deemed an Affiliate of the Company’s Subsidiaries, (c) in no event will the Surviving Corporation, the Company or any of the Company’s Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company nor will any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company be considered to be an Affiliate of the Company or any of the Company’s Subsidiaries, and (d) with respect to any individual natural Person, (i) such Person’s spouse, parent, lineal descendant, or sibling, or (ii) a trust for the benefit of such Person and/or the individuals described in the foregoing clause (i) or of which such Person is a trustee, will be deemed an Affiliate of such Person.

“Anti-Corruption Laws” means (i) the French legal and regulatory provisions relating to the fight against corruption and trafficking in influence , including but not limited to those set forth in Book IV, Title III "Des atteintes à l’autorité de l’Etat" and Title IV "Des atteintes à la confiance publique" of the French Code pénal and (ii) other anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other equivalent or comparable Laws of any jurisdiction applicable to the Company or any of its Subsidiaries.

“Anti-Money Laundering Laws” means (i) any French legal and regulatory provisions relating to fight against money laundering, including but not limited to those set forth in Book III, Title II "Des autres atteintes aux biens" of the French Code pénal, and those relating to fight against financing of terrorism in particular those included in Book IV, Title II "Du Terrorisme" of the French Code pénal and those included in Book V, Title VI "Obligations relatives à la lutte contre le blanchiment des capitaux, le financement des activités terroristes, les loteries, jeux et paris prohibés et l’évasion et la fraude fiscales" of the French Code monétaire et financier, and (ii) other applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, the Money Laundering Control Act of 1986, as amended, and fight against money laundering and financing of terrorism statutes of any jurisdiction applicable to the Company or any of its Subsidiaries, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant Governmental Authority.

“Antitrust Laws” mean the HSR Act and all antitrust or competition Laws of any Governmental Authority, including any federal or state Laws or Laws of foreign jurisdictions, regulations or decrees that are designed or intended to prohibit, restrict, or regulate (a) foreign investment, or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition.

“Aeponyx Shareholders’ Shares” means a maximum of 117,692 Company Class C Ordinary Shares that may be issued to the former Aeponyx shareholders in connection with the acquisition of Aeponyx by Pasqal SAS.

“Article 210 A Commitments” means the commitments required under Article 210 A, 3 of the French Tax Code to be undertaken by the Surviving Corporation in the Draft Merger Agreement as the absorbing company in order for the Merger to benefit from the French Tax-Favored Regime, including (a) to record on its balance sheet liabilities (i) provisions the taxation of which has been deferred, and (ii) the special reserve in which the absorbed company recorded long-term capital gains previously subject to the reduced rate of 10%, 15%, 18%, 19% or 25%, as well as the reserve in which provisions for fluctuations in prices were recorded pursuant to the sixth paragraph of Article 39, 1, 5° of the French Tax Code, (b) to substitute itself for the absorbed company for the reintegration into taxable income of any results the recognition of which had been deferred for the taxation of the absorbed company, (c) to calculate any capital gains realized upon subsequent disposals of non-depreciable fixed assets received in the Merger based on the value such assets had for tax purposes in the accounts of the absorbed company, (d) to reintegrate into its taxable income the capital gains arising from the transfer of depreciable assets, in equal installments (i) over a period of 15 years for buildings and rights relating to buildings, as well as for plantations and fixtures and fittings of land depreciable over a period of at least 15 years, and (ii) over a period of five years in all other cases; provided that where the total net capital gains on buildings, plantations and fixtures and fittings of land exceeds 90% of the total net capital gain on depreciable assets, the reintegration of capital gains relating to buildings, plantations and fixtures and fittings of land will be made in equal installments over a period equal to the weighted average depreciation period of such assets; provided further that the disposal of a depreciable asset will trigger immediate taxation of the portion of the capital gain relating to such asset that has not yet been reintegrated; provided further that, as consideration, depreciation allowances and subsequent capital gains relating to depreciable assets will be calculated based on the value attributed to them at the time of the transfer; provided further that, from the fiscal year in which the Surviving Corporation deducts from its taxable income, pursuant to Article 39, 1, 2°, third paragraph of the French Tax Code, the amortization of goodwill recorded in its accounts, such goodwill will be subject to the rules of this paragraph (d), and that goodwill that is not subject to amortization deducted from taxable income will be subject to the rules of paragraph (c) above, (e) to record on its balance sheet assets other than fixed assets at the value they had for tax purposes in the accounts of the absorbed company, failing which it must include in its taxable income for the fiscal year in which the Merger becomes effective the profit corresponding to the difference between the new value of such assets and the value they had for tax purposes in the absorbed company’s books, and (f) to comply with any other commitment or condition required under Articles 210 A et seq. of the French Tax Code, including the obligation to maintain a tracking statement of the assets received in the Merger as required by Article 54 septies of the French Tax Code.

“BSA Ratchet C” means the warrants attached to all Class C Ordinary Shares, par value €0.10 each, of the Company (each such BSA Ratchet C being detached from such shares upon their issuance), which entitle their holder to subscribe, at nominal value, for additional Company Class C Ordinary Shares in the event that the Company issues, on one or more occasions, new Shares or other securities giving access, immediately or in the future, to a portion of the Company's share capital, payable in cash or in kind, based on a price per share lower than the Series C subscription price of €139.54 per share, such BSA Ratchet C ceasing to be exercisable upon the occurrence of the earliest of the following: (i) the exercise of the BSA Ratchet C, (ii) the expiry of a period of five (5) years from their issuance, (iii) the date on which the Company completes a direct or indirect initial public offering on a regulated or organized market of the European Union or on an equivalent market in a non-EU country, or (iv) the date on which the Company issues new shares by way of a capital increase of at least €80,000,000 subscribed by existing or new investors at a price per share higher than the Series C subscription price.

“BSA Ratchet C*” means the warrants attached to all Class C Ordinary Shares, par value €0.10 each, of the Company (each such BSA Ratchet C being detached from such shares upon their issuance), which entitle their holder to subscribe, at nominal value, for additional Company Class C Ordinary Shares in the event that the Company completes an initial public offering (through a special purpose acquisition company, as the case may be) pursuant to which the pre-money valuation of the Company on a fully diluted basis is less than $2,000,000,000, such BSA Ratchet C ceasing to be exercisable upon the occurrence of the earliest of the following: (i) the exercise of the BSA Ratchet C, (ii) the expiry of a period of five (5) years from December 18, 2025, (iii) the expiry of a period of sixty (60) days from the notification by the Company of an initial public offering project pursuant to which the pre-money valuation of the Company on a fully diluted basis is equal to or greater than $2,000,000,000, or (iv) the expiry of a period of sixty (60) days from the notification by the Company of an initial public offering project pursuant to which the pre-money valuation of the Company on a fully diluted basis is less than $2,000,000,000.

“BSA Ratchets” means the BSA Ratchet C and BSA Ratchet C*.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business Combination” has the meaning given to such term in the Memorandum and Articles of Association of Parent.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, the Cayman Islands, or Paris, France are authorized or required by Law to close for business.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, networks, record keeping, communications, telecommunications, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used by the Company or any Company Subsidiary, in each case in the conduct of the Business as currently conducted.

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company BSPCEs” means the equity warrants governed by French law (bons de souscription de parts de créateur d’entreprise) issued from time to time by the Company.

“Company Class A Ordinary Shares” means the labelled “Class A” Ordinary Shares, par value €0.10 each, of the Company.

“Company Class B Ordinary Shares” means the labelled “Class B” Ordinary Shares, par value €0.10 each, of the Company.

“Company Class C Ordinary Shares” means the labelled “Class C” Ordinary Shares, par value €0.10 each, of the Company (certain Company Class C Ordinary Shares having one (1) BSA Ratchet C attached to them).

“Company Class Seed Ordinary Shares” means the labelled “Class Seed” Ordinary Shares, par value €0.10 each, of the Company.

“Company Common Ordinary Shares” means the common Ordinary Shares, par value €0.10 each, of the Company.

“Company Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or any Company Subsidiary (or their suppliers or customers), including any Intellectual Property rights; provided, that “Confidential Information” will not include information that is (a) previously known by the recipient to which it was furnished, (b) in the public domain through no fault of such recipient, or (c) later lawfully acquired by the recipient from other sources, which sources are not the agent of such recipient.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.4 (Non-Contravention), Section 4.7(a) (Subsidiaries), and Section 4.23 (Finders’ Fees).

“Company Licensed IP” means all Intellectual Property rights owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use, in each case as used in the Business as currently conducted.

“Company Material Adverse Effect” means any change, event, effect, or occurrence, (each, an “Effect”) that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to result in a material adverse change or have a material adverse effect upon on the assets, Liabilities, financial condition, business, operations or properties of the Company and the Company Subsidiaries, taken as a whole; provided, however, that “Company Material Adverse Effect” will not include any Effect, directly or indirectly, arising out of or attributable to (a) any change in general economic or political conditions, (b) changes in conditions generally affecting the industries in which the Group Companies operate (including legal and regulatory changes), (c) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof, (d) the taking of any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of any of the Parent Parties, or Effects attributable to the consummation of the Transactions, or the announcement of the execution of, this Agreement, (e) any changes in applicable Laws or accounting rules (including U.S. GAAP and IFRS) or the enforcement, implementation, or interpretation thereof, (f) any natural or man-made disaster or acts of God, or the occurrence or continuation of any epidemic, pandemic or other similar outbreak, any impact arising therefrom, or any action taken or any Order imposed by any Governmental Authority as a relate thereto, (g) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, predictions, forecasts or budgets (as distinguished from any Effect giving rise to or contributing so such failure), or (h) Effects affecting financial, credit or securities markets, in general, including changes in interest rates or foreign exchange rates; provided, further, that any Effect in the case of clauses (a), (b), (c), (e), (f) and (h) if any such matter has had a materially disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, relative to other companies of comparable size to the Company operating in the industry or industries in which the Company operates, then the incremental impact of such event will be taken into account for the purpose of determining whether a Company Material Adverse Effect has occurred.

“Company Owned IP” means all Intellectual Property owned in whole or in part by the Company or any Company Subsidiary.

“Company Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other employment, individual consulting, retention, termination, severance, separation, transition, incentive, equity or equity-based, deferred compensation, change in control, bonus, retirement, pension, savings, health, welfare, paid time off, retiree or post-termination health or welfare, fringe benefit, or any other compensation or benefit plan, agreement, arrangement, policy or program, including such plans, agreements, arrangements, policies, and programs providing compensation or benefits to any current or former director, officer, employee or other service provider of the Company or any Company Subsidiary.

“Company Products” means all hardware, software, and services (including all “-as-a-Service” and similar cloud-based offerings) sold, licensed, leased, sold pursuant to a subscription, or otherwise provided by the Company as of the Signing Date to a Person for commercial purposes as a part of the Business.

“Company Shares” means the Company Class A Ordinary Shares, the Company Class B Ordinary Shares, the Company Class C Ordinary Shares, the Company Class Seed Ordinary Shares and the Company Common Ordinary Shares.

“Company Subsidiary” means any direct or indirect Subsidiary of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of January 14, 2026, between Parent and the Company.

“Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiaries is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiaries in compliance with this Agreement after the Signing Date and prior to the Closing.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled”“ and “Controlling”“ will have the meaning correlative to the foregoing.

“Corporate Officer Agreements” means the agreements to be entered into prior to or concurrently with the Closing between the Surviving Corporation, on the one hand, and each Key Officer, on the other hand, related to each such Person’s post-Closing employment with the Surviving Corporation.

“Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement.

“Environmental Laws” means all applicable Laws of the United States and any comparable laws of the jurisdictions in which the Company or any of its Subsidiaries operates, that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, and the Clean Water Act of the United States.

“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, rights of first refusal or first offer, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person that are convertible into, or are exercisable or exchangeable for, or give any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any similar security or right that is derivative of or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

“ERISA” will mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” will mean any Person or trade or business (whether or not incorporated) that, together with the Company or Parent, as applicable, is (or at any relevant time has been or would be) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exchange Ratio” means the final exchange ratio determined in the Draft Merger Agreement for the purposes of the merger by dividing the overall value of the Company and the overall value of the Parent Surviving Corporation (based on $10 per Parent Surviving Corporation Ordinary Share)– each calculated by combining the various valuation criteria adopted in the Draft Merger Agreement and dividing by the number of shares comprising its respective share capital – to determine a unit value for both the Company Shares and the Parent Surviving Corporation Shares, with the comparison of these unit values providing a theoretical exchange ratio, on the basis of which such final exchange ratio is established and used to determine the number of Merger Consideration Shares to be allocated in exchange for each Company Share.

“Fraud” means intentional common law fraud under Delaware law (and not equitable or constructive fraud, unfair dealings fraud, or negligent misrepresentation or omission) by (a) the Company with respect to the representations and warranties of the Company expressly made in this Agreement (as qualified by the Company Disclosure Schedules), or (b) the Parent Parties with respect to the representations and warranties of Parent Parties expressly made in this Agreement (as qualified by the Parent Disclosure Schedules).

“Fraud Claims” means any claim made by a Party against another Party based on Fraud.

“French Commercial Code” means the French Code de commerce in force on the date hereof.

“French Tax Code” means the French Code général des impôts.

“French Tax-Favored Regime” means the favorable tax regime applicable to mergers under Articles 210 A and seq. of the French Tax Code, allowing for the deferral of taxation on capital gains arising from the transfer of assets, subject to the absorbing company’s compliance with the commitments set forth in Article 210 A of the French Tax Code (Article 210 A Commitments).

“Generative AI Tools” means a generative artificial intelligence technology or tool capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts. For the avoidance of doubt, “Generative AI Tools” do not include tools that provide the following or similar functionalities: (i) rules-based or deterministic software, business logic, robotic process automation (RPA), or scripting, (ii) template or mail-merge systems or content management tools, (iii) search, retrieval-augmented systems that return or rank existing content without synthesizing novel content, (iv) analytics, forecasting, or classification systems that do not produce human-readable generative outputs, or (v) spell-check, grammar-check, autocomplete, or macro/automation tools that merely transform or format user-provided content.

“Governmental Authority” means any French, United States or non-French or -United States government entity, body or authority of any jurisdiction in which the Company, any of its Subsidiaries, Parent or Parent Merger Sub operates, including (a) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (b) any French or other non-United States government or governmental authority or any political subdivision thereof within any jurisdiction in which the Company or any of its Subsidiaries operates, (c) any regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission of or within France, the United States or any jurisdiction in which the Company, any of its Subsidiaries, Parent or Parent Merger Sub operates, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power over the Company, any of its Subsidiaries, Parent or Parent Merger Sub, or (d) any official of any of the foregoing acting in such capacity.

“Group Companies” means the Company and each of the Company Subsidiaries.

“Hazardous Material” means any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board as in effect from time to time, and applied consistently throughout the periods involved.

“Indebtedness” means, at any time, with respect to any Person, without duplication, any obligations, contingent or otherwise, of such Person or its Subsidiaries, in respect of (a) the principal premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, including any amount due to any shareholder of such Person, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes or similar instruments, (c) sale or other title retention agreements relating to property purchased by such Person, (d) issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), including “earn-outs”, “seller notes”, “exit fees”, “retention payments”, contingent or deferred consideration or purchase price adjustments, (e) the principal and accrued interest components under leases required to be accounted for as finance lease obligations under U.S. GAAP (with respect to Parent) or IFRS (with respect to the Company), (f) the termination value of interest rate protection agreements and currency obligation swaps, hedges, derivatives, foreign exchanges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (g) (i) any due and unpaid Taxes for any taxable period (or a portion thereof) ending on or prior to the Closing Date, (ii) with respect to the Group Companies, delinquent amounts owed under or in terms of public regulation or contracts with respect to acquisition compensation, bonuses, or similar compensatory payments to employees of the Group Companies, in each case, that are earned and unpaid as of immediately prior to the Closing (including the employer portion of any employment, withholding, payroll, social security, unemployment or similar Taxes imposed on such amounts), and (iii) any other amounts owed that are delinquent, in arrears or otherwise remain unpaid after their applicable payment due date, but solely to the extent the aggregate amount under clauses (g)(i), (g)(ii) and (g)(iii) exceeds one million euros (€1,000,000), (h) any unfunded or underfunded liabilities pursuant to any defined benefit pension or nonqualified deferred compensation plan or arrangement and any salary or other compensation payment earned and unpaid as of immediately prior to the Closing, (i) all guarantees, breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions related to the foregoing, and (j) all Indebtedness of another Person referred to in clauses (a) through (i) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means, regardless of the jurisdiction and on a worldwide basis, all (a) patents, patent applications (including provisional applications) and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof (“Patents”), (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (“Trademarks”), (c) copyrights and registrations and applications for registration, renewals and extensions thereof (“Copyrights”) and other works of authorship (whether or not copyrightable), and, to the extent permitted under applicable Laws, moral rights associated with the foregoing, (d) Know-How, customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information, (e) Internet domain names and social media accounts, (f) rights of privacy and publicity, (g) all other intellectual property or proprietary rights of any kind or description, (h) copies and tangible or intangible embodiments of any of the foregoing, in whatever form or medium, including Software, and (i) all legal rights arising from items (a) through (h), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“International Trade Laws” means all export, import, customs, anti-boycott, and other international trade Laws or programs administered, enacted or enforced by any relevant Governmental Authority, including (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection, (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury, and (c) any other similar export, import, customs, anti-boycott, or other trade Laws or programs in any jurisdiction in which the Company or any of its Subsidiaries operates to the extent they are applicable to the Company.

“Inventory” has the meaning given to it in the UCC.

“Investment Canada Act” means the Investment Canada Act, R.S.C. 1985, c. 28 (1st Supp.), as amended from time to time, together with all regulations promulgated thereunder and all official policies, guidelines, notices and interpretations issued by the Minister responsible for the administration thereof or by the Investment Review Division of Innovation, Science and Economic Development Canada (or any successor agency or department), as may be in effect from time to time.

“Investment Management Trust Agreement” means the investment management trust agreement made as of January 7, 2026, by and between Parent and the Trustee.

“IPO” means the initial public offering of Parent pursuant to a prospectus dated January 8, 2026.

“Key Officers” means Wasiq Bokhari and Loic Henriet.

“Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of the Company Products.

“Knowledge of the Company” or similar terms will be deemed to include the actual knowledge of the individuals set forth on Section 1.1 and “knowledge of Parent” or similar terms will be deemed to include the actual knowledge of the individuals set forth on Section 1.1 in each instance after reasonable inquiry of their direct reports.

“Law” or “Laws” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty, order or other legal requirement of general applicability of any applicable Governmental Authority, including rule or regulation promulgated thereunder.

“Leases” all leases, subleases, licenses, concessions and other occupancy agreements (written or oral) for Real Property, together with all fixtures and improvements erected on the premises leased thereby.

“Liabilities” means any and all liabilities, debt, deficiency, interest, Tax, penalty, fine, demand, judgment, Indebtedness, claims, or obligations of any nature, cause of action or other loss, cost or expense of any kind whatsoever (whether asserted or unasserted, absolute, contingent or otherwise, liquidated or unliquidated, accrued or unaccrued, fixed, determined or determinable, direct or indirect, deferred or actual, known or unknown, matured or unmatured and due or to become due regardless of when asserted) including those arising under any law, action or Order and those arising under any Contract.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge (whether fixed or floating), security interest, financing statement, license or sub-license, encumbrance of any kind in respect of such asset, charge, trust, purchase right, preemptive right, right of first refusal, easement, servitude, encroachment, and any conditional sale, including any agreement to give any of the foregoing or other similar encumbrance of any kind whether consensual, statutory or otherwise.

“Material Weakness Memorandum” means the memorandum on material weakness and remediation plan dated February 17, 2026, made available to Parent.

“Memorandum and Articles of Association of Parent” means the Amended and Restated Memorandum and Articles of Association of Parent, adopted by special resolution passed on January 7, 2026.

“Merger Consideration” means $2,000,000,000, payable as provided in and subject to the terms and conditions of this Agreement, which will be payable in the form of the Merger Consideration Shares.

“Merger Consideration Shares” means the Surviving Corporation Shares issuable to the Shareholders upon the terms and conditions of this Agreement.

“Nasdaq” means the Nasdaq Stock Market, LLC.

“Open Source Software” means any Software that is distributed or otherwise made available under “open source”, “community”, or “free software” terms, including (a) any license that has been approved by the Open Source Initiative, a list of which is available at https://opensource.org/licenses, (b) any license that meets the Open Source Definition promulgated by the Open Source Initiative, which is available at https://opensource.org/osd, (c) any license that requires the disclosure, licensing, or distribution of any source code or proprietary data, or other portion, of any Company Owned IP to any third party, (d) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation, and (e) any license that is substantially similar to those described in any, all, or any combination of the foregoing clauses (a) through (d).

“Order” means any decree, order, judgment, writ, award, injunction, or ruling of or by a Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation, certificate of formation, articles of incorporation, articles of formation, bylaws, memorandum and articles of association, limited liability company agreement or similar organizational documents, in each case, as amended.

“Parent Class A Ordinary Shares” means the Class A ordinary shares of par value $0.0001 each of Parent.

“Parent Class B Ordinary Shares” means the Class B ordinary shares of par value $0.0001 each of Parent.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to result in a material adverse change or have a material adverse effect upon on the assets, Liabilities, financial condition, business, operations or properties of Parent, or Parent Merger Sub, taken as a whole; provided, however, that “Parent Material Adverse Effect” will not include any Effect, directly or indirectly, arising out of or attributable to (a) general economic or political conditions, (b) conditions generally affecting the industries in which Parent operates (including legal and regulatory changes), (c) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (d) any action expressly required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Company or events, circumstances, changes or effects attributable to the consummation of the Transactions or the announcement of the execution of this Agreement, (e) any changes in applicable Laws or accounting rules (including U.S. GAAP and IFRS) or the enforcement, implementation or interpretation thereof, (f) any natural or man-made disaster or acts of God, or the occurrence or continuation of any epidemic, pandemic or other similar outbreak, any impact arising therefrom, or any action taken or any Order imposed by any Governmental Authority as a result thereof, or (g) Effects affecting financial, credit or securities markets, in general, including changes in interest rates or foreign exchange rates; provided, further, that in the case of clauses (a), (b), (c), (e), (f), and (g) if any such matter has had a materially disproportionate adverse impact on Parent or Parent Merger Sub, taken as a whole, relative to other special purpose acquisition companies, then the incremental impact of such event will be taken into account for the purpose of determining whether a Parent Material Adverse Effect has occurred. Notwithstanding the foregoing, with respect to Parent, the number of Parent Shareholders who exercise their Parent Shareholder Redemption Right or the failure to obtain Parent Shareholder Approval will not be deemed to be a Parent Material Adverse Effect.

“Parent Merger Sub Shares” means the ordinary shares, of par value €10 each, of Parent Merger Sub.

“Parent Ordinary Shares” means the Parent Class A Ordinary Shares and the Parent Class B Ordinary Shares.

“Parent Parties” means Parent, Parent Merger Sub, and Parent Surviving Corporation, collectively, and “Parent Party” refers to any one of them individually, as the context so requires.

“Parent Parties Fundamental Representations” means the representations and warranties made by the Parent Parties in Section 5.1 (Corporate Existence and Power), Section 5.2 (Authorization), Section 5.4 (Non-Contravention) and Section 5.17 (Finders’ Fees).

“Parent Shareholder Redemption Amount” means the aggregate amount payable with respect to all Redeeming Parent Shares.

“Parent Shareholder Redemption Right” means the right of an eligible holder (as determined in accordance with the Memorandum and Articles of Association of Parent) of Parent Class A Ordinary Shares issued in the IPO to elect to redeem all or a portion of the Parent Ordinary Shares held by such holder as set forth in the Memorandum and Articles of Association of Parent in connection with any vote on the transactions contemplated under this Agreement.

“Parent Subsidiary” means any direct or indirect Subsidiary of Parent.

“Parent Surviving Corporation Ordinary Shares” means, following the Reincorporation Merger, the ordinary shares of par value €0.10 each of Parent Surviving Corporation.

“Parent Surviving Corporation Warrants” means the Parent Warrants upon their conversion into warrants to purchase Parent Surviving Corporation Ordinary Shares pursuant to the Mergers and the Warrant Amendment Agreement.

“Parent Unit” means a unit of Parent comprised of one Parent Class A Ordinary Share and one-third of one Parent Warrant, including all “private units” described in the Prospectus.

“Parent Warrant Agreement” means that certain Warrant Agreement, dated as of January 7, 2026, by and between Parent and Trustee.

“Parent Warrants” means the redeemable warrants to purchase one Parent Class A Ordinary Share at a price of $11.50 per share pursuant to the Parent Warrant Agreement.

“Party” means each party that is a signatory to this Agreement and includes, for the avoidance of doubt, the Parent Surviving Corporation upon the Reincorporation Merger Effective Time and the Surviving Corporation upon the Effective Time.

“Permits” means each license, franchise, permit, order, approval, consent, waiver, concession, exemption or other similar authorization of an Governmental Authority required to be obtained and maintained by the Company or any of its Subsidiaries under applicable Law to carry out the Business.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means (a) all defects, exceptions, covenants, conditions, restrictions, easements, rights of way, encumbrances and other similar matters affecting title to any Real Property and other title defects which do not materially impair the use or occupancy of such Real Property or the operation of the Business, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory or common law Liens arising or incurred in the ordinary course of business for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, or (iii) are being contested in good faith, (c) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate Proceedings (and for which adequate accruals or reserves have been established in accordance to U.S. GAAP or IFRS), (d) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (f) Liens that (i) were not incurred in connection with indebtedness for borrowed money, and (ii) are not material to the Company and its Subsidiaries, taken as a whole, (g) any Lien that will be released prior to the Closing, and (h) any other Liens that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any data or information, that, alone or in combination with other data or information, can, directly or indirectly, be associated with, relates to, or can be reasonably used to identify an individual natural Person, or any other data or information that constitutes personal data, personally identifiable information, personal information or similar defined term under any Privacy Law.

“Principal Market” means the Nasdaq Global Market, the Nasdaq Global Select Market, the Nasdaq Capital Market, the NYSE, the NYSE American or such other principal market on which the Parent Ordinary Shares then trade.

“Privacy Laws” means all applicable Laws worldwide relating to the privacy, data security, data protection or processing of Personal Information, including, but not limited to, the Fair Credit Reporting Act, the Gramm-Leach Bliley Act, the Electronic Communications Privacy Act, the Federal Trade Commission Act, the EU General Data Protection Regulation (EU) 2016/679 (“EU GDPR”), the EU GDPR as incorporated into the laws of the UK (the “UK GDPR”, together with the EU GDPR, the “GDPR”), the ePrivacy Directive 2002/58/EC, the UK Privacy and Electronic Communications (EC Directive) Regulations 2003, the UK Data Protection Act 2018, the UK Data (Use and Access) Act 2025, and U.S. state privacy laws, among others, and any and all similar state, federal and foreign Laws to the extent applicable relating to the privacy, data security, data protection, or processing of Personal Information, or data breach (including security incident notification), including any and all binding regulations by any Governmental Authority, and any and all amendments or modifications made from time to time to the foregoing items.

“Privacy Requirements” means all Privacy Laws and the privacy or data security requirements of all Contracts by which Company or a Company Subsidiary is legally bound, including those of any self-regulatory organization with which the Company or any Company Subsidiary was or is required to comply.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plants and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Redeeming Parent Shares” means the Parent Class A Ordinary Shares in respect of which the eligible (as determined in accordance with the Memorandum and Articles of Association of Parent) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its Parent Shareholder Redemption Right.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, agents, counsel, accountants, financial or capital markets advisors, placement agents and consultants of such Person.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List, the U.S. Department of State’s Debarred List, or the U.S. Department of the Treasury’s Specially Designated Nationals and Blocked Persons List or any other list of Persons administered by the U.S. Office of Foreign Assets Controls.

“Sanctioned Jurisdiction” means any country or territory that is subject to general restrictions relating to exports, imports, financings or investments under the Sanctions Laws. As at the date hereof, the Sanctioned Jurisdictions are North Korea, Cuba, Iran, Sudan, Syria and the territory of Crimea and Sebastopol, as well as the Ukrainian oblasts of Donetsk, Kherson, Luhansk and Zaporizhzhia, it being specified that this list may be amended from time to time.

“Sanctioned Person” means any Person that is (a) organized under the Laws of, or resident or located in, any Sanctioned Jurisdiction, (b) a Restricted Person or on a list of Persons administered by a Sanctions authority of the United States, the United Kingdom, the European Union, any European Union member state, or any other Governmental Authority where the Company or any of its Subsidiaries operates, or (c) owned 50% or more, directly or indirectly, controlled by, or acting on behalf or at the direction of any Person or Persons described in clauses (a) and (b).“Sanctions Laws” or “Sanctions” means any restrictive measures enacted, adopted, administered, imposed or enforced by the United Nations Security Council and/or the European Union and/or the French Republic through the Direction Générale du Trésor (DGT) and/or the US government through the Office of Foreign Assets Control of the US Department of Treasury (OFAC) and/or the Bureau of Industry and Security (BIS) of the US Department of Commerce and/or the United Kingdom through His Majesty’s Treasury (HMT) and/or any other similar authority enacting restrictive measures, to the extent applicable.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Sensitive Data” means all confidential information, classified information, trade secrets, Personal Information and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by the Company.

“Shareholders’ Agreements” means the shareholders’ agreements entered into between the Company and the beneficiaries of the Company BSPCEs on February 27, 2026.

“Short Form Agreements” means the short form agreements entered into between Pasqal SAS, or the Company, as applicable, and the beneficiaries of the Company BSPCEs.

“Software” means all computer software, applications, and programs (and all versions, releases, fixes, patches, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, user interfaces, in each case, whether in source code, object code or human readable form.

“Sponsor” means Bleichroeder Sponsor 2 LLC, a Delaware limited liability company.

“Subsidiary” or “Subsidiaries” means one or more entities of which at least 50% of the capital stock or share capital or other equity or voting securities or voting power or other power to direct the policies, management and affairs of such entities are Controlled or owned, directly or indirectly, by the respective Person.

“Surviving Corporation Shares” means the ordinary shares (actions ordinaires), par value €0.10 each, of the Surviving Corporation.

“Surviving Corporation Warrant” means, following the Merger, a warrant to purchase one Surviving Corporation Share.

“Tangible Personal Property” means all tangible personal property and assets and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company or any Company Subsidiary.

“Tax” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature, only to the extent the foregoing are in the nature of a tax, imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulations Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Taxing Authority” means any Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Transaction Expense” means all out-of-pocket fees, costs, expenses, obligations, and liabilities of a Party (including any such fees, costs, expenses, obligations, or liabilities incurred by the Party or its Affiliates (and with respect to Parent, the Sponsor), or its respective directors or officers, in each case, on behalf of such Party or which such party is liable), incurred in connection with, or otherwise related to, the Transactions, the negotiation, execution, and preparation of this Agreement and the Additional Agreements, and the performance and compliance with this Agreement and the Additional Agreements and conditions contained herein and therein, including the fees, expenses, and disbursements of legal counsel, reserves evaluators, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, other third-party fees, and all deferred underwriting fees, and any and all filing fees payable by such Party in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement, including the Reincorporation Merger and the Merger, and the Additional Agreements.

“Transfer Tax” means any transfer, documentary, sales, use, real property, stamp, registration, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with or by reason of the execution and delivery of this Agreement and the Transactions.

“Treasury Regulations” means the regulations promulgated under the Code.

“UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

“U.S. GAAP” means United States Generally Accepted Accounting Principles in effect from time to time, and applied consistently throughout the periods involved.

“Working Capital Loans” means one or more working capital loans for up to an aggregate of $2,000,000 from the Sponsor to the Parent.

“€” or “EUR” means the euros, the legal currency of the Eurozone.

“$” means U.S. dollars, the legal currency of the United States.

Section 1.2  Additional Interpretations. Unless otherwise specified in this Agreement:

(a)  Currency. Any amounts of cash that a Person is entitled to receive under this Agreement will be rounded down to the nearest cent.

(b)  Dollar Thresholds. Any dollar or percentage thresholds set forth in this Agreement will not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(c)  Writing. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(d)  Cumulative. Each representation, warranty, covenant, and condition in this Agreement will be given full, separate, and independent effect. The provisions in this Agreement are cumulative. A more specific provision will limit the ability of any other, more general provision.

(e)  Accounting Terms. Any accounting term has the meaning of the term under U.S. GAAP as consistently applied heretofore by Parent with respect to Parent and under IFRS, as consistently applied heretofore by the Company, with respect to the Company.

(f)  Calculation of Time Period.

(i)  Whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified.

(ii)  Whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(iii)  When calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period will be excluded.

(g)  Laws, Governmental Authorities, Persons. Any reference to any Law will be deemed also to refer to all rules and regulations promulgated thereunder unless the context requires otherwise. Any reference in this Agreement to (i) a specific rule, regulation, or section or subsection of any Law will be deemed to refer to any amendment or successor provision to such rule, regulation, or section or subsection of such Law, (ii) any Governmental Authority will be deemed to refer to any successor to such Governmental Authority, and (iii) any Person includes the successors and permitted assigns of that Person.

(h)  Subsidiaries; Parent. All references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references to “Parent” after the Reincorporation Merger Effective Time and prior to the Merger Effective Time will, for the avoidance of doubt, be intended to refer to the Parent Surviving Corporation, as the context so requires.

(i)  Gender and Number. Any reference to gender will include all genders, and words imparting the singular number only will include the plural and vice versa.

(j)  Headings. The provision of a Table of Contents, Index of Defined Terms, the division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(k)  Drafting.

(i)  Mutual Drafting. The Parties participated jointly in the negotiation and drafting of this Agreement and were represented by their own legal counsel in connection with the Transactions, with the opportunity to seek advice as to their legal rights from such counsel. In the event any ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the Parties and no presumption or burden of proof is to arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement. For the avoidance of doubt, the Parties waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(ii)  Including. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(iii)  Or. The word “or” will be disjunctive but not exclusive.

Article II.  THE MERGERS

Section 2.1  Reincorporation Merger.

(a)  Reincorporation Merger Effective Time. At the Reincorporation Merger Effective Time, subject to and upon the terms and conditions of this Agreement and the Reincorporation Plan of Merger and in accordance with the applicable provisions of the Cayman Companies Act and the French Commercial Code, Parent will be merged with and into Parent Merger Sub, the separate corporate existence of Parent will cease and Parent Merger Sub will continue as Parent Surviving Corporation. Prior to the Reincorporation Merger Effective Time, to ensure that the Parent Merger Sub has a governance structure compatible with the contemplated merger and the post-transaction organization, the Parent Merger Sub will be converted from a société par actions simplifée (SAS) to a société anonyme.

(b)  On a date no later than three Business Days after the satisfaction or waiver of all the conditions set forth in Article IX that are required to be satisfied prior to the Closing Date or at such time as is mutually agreed by Parent and the Company, Parent and Parent Merger Sub will cause the Reincorporation Merger to be consummated by executing and filing a plan of merger and all other documents required by the Cayman Companies Act and the French Commercial Code (projet de traité de fusion), in each case in form and substance reasonably acceptable to the Company and Parent (collectively, the “Reincorporation Plan of Merger”), with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) and the Registre du Commerce et des Sociétés (the “French Registrar”), in accordance with the relevant provisions of the Cayman Companies Act and the French Commercial Code. The effective time of the Reincorporation Merger will be the date that the Reincorporation Plan of Merger has been registered by the Cayman Registrar in accordance with the Cayman Companies Act, or such later time as specified in or otherwise in accordance with the Reincorporation Plan of Merger or the Cayman Companies Act (the “Reincorporation Merger Effective Time”).

(c)  Effect of Reincorporation Merger. At the Reincorporation Merger Effective Time, the effect of the Reincorporation Merger will be as provided in this Agreement, the Reincorporation Plan of Merger, the applicable provisions of the Cayman Companies Act, and the French Commercial Code. At the Reincorporation Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Parent and Parent Merger Sub prior to the Reincorporation Merger Effective Time will become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Parent Surviving Corporation, which will include the assumption by the Parent Surviving Corporation of any and all agreements, covenants, duties and obligations of Parent set forth in this Agreement, the Additional Agreements to which Parent is a party (including the Pre-PIPE SPA, the other PIPE SPAs and the Subscription Agreements) and any other outstanding agreements to which Parent is a party, and all securities of the Parent Surviving Corporation issued and outstanding as a result of the conversion under Section 2.1(e) will be registered pursuant to Section 12(b) of the Exchange Act and listed on the Nasdaq Global Market under ticker symbols to be determined by the Company in its sole discretion.

(d)  Charter Documents. At the Reincorporation Merger Effective Time, and without any further action on the part of Parent or Parent Merger Sub, the articles of association of Parent Merger Sub, as in effect immediately prior to the Reincorporation Merger Effective Time, will be amended and restated so that they read in their entirety as set forth in Exhibit F hereto, and as so amended and restated, will be the articles of association of Parent Surviving Corporation (the “Articles of Association of Parent Surviving Corporation”).

(e)  Directors and Officers of Parent Surviving Corporation. As of the Reincorporation Merger Effective Time, the Persons constituting the officers and directors of Parent prior to the Reincorporation Merger Effective Time will be the officers and directors of Parent Surviving Corporation (and holding the same title as held at Parent) until the Merger Effective Time.

(f)  Effect on Issued Securities of Parent Conversion of Parent Ordinary Shares.

(i)  Parent Ordinary Shares. At the Reincorporation Merger Effective Time and immediately following the Unit Separation, each issued and outstanding Parent Class A Ordinary Share (including each Parent Class A Ordinary Share held as a result of the Unit Separation, other than the Parent Excluded Shares and Redeeming Parent Shares and the Parent Dissenting Shares (as applicable)) will be converted automatically into one Parent Surviving Corporation Ordinary Share and each issued and outstanding Parent Class B Ordinary Share will be converted automatically into one Parent Surviving Corporation Ordinary Share. At the Reincorporation Merger Effective Time, all Parent Ordinary Shares will cease to be outstanding and will automatically be canceled and retired and will cease to exist. The holders of issued Parent Ordinary Shares immediately prior to the Reincorporation Merger Effective Time, as evidenced by the register of members of Parent, will cease to have any rights with respect to such Parent Ordinary Shares, except as provided in this Agreement or by Law. Each certificate (if any) previously evidencing Parent Ordinary Shares (other than the Parent Excluded Shares, Redeeming Parent Shares and Parent Dissenting Shares (as applicable)) will be exchanged for a certificate representing the same number of Parent Surviving Corporation Ordinary Shares upon the surrender of such certificate in accordance with Section 2.1(f)(iv).

(ii)  Parent Warrants; Treatment of Parent Units. Immediately prior to the Reincorporation Merger Effective Time, each Parent Unit issued and outstanding immediately prior to such time will be automatically detached and the holder thereof will be deemed to hold one Parent Class A Ordinary Share and one-third of one Parent Warrant, and will cease separate existence and trading (the “Unit Separation”). At the Reincorporation Merger Effective Time, each issued and outstanding Parent Warrant (including the Parent Warrants held as a result of the Unit Separation) will cease to be a warrant with respect to Parent Class A Ordinary Shares and will be converted into one Parent Surviving Corporation Warrant, and will cease separate existence and trading. The Parent Surviving Corporation Warrants will have, pursuant to the Warrant Amendment Agreement, substantially the same terms and conditions governing the Parent Warrants, respectively, that are outstanding immediately prior to the Reincorporation Merger Effective Time. At or prior to the Reincorporation Merger Effective Time, Parent Merger Sub will take all corporate action necessary to reserve for future issuance, and will maintain such reservation for so long as any of the Parent Surviving Corporation Warrants remain outstanding, a sufficient number of Parent Surviving Corporation Ordinary Shares for delivery upon the exercise of the Parent Surviving Corporation Warrants after the Reincorporation Merger Effective Time and before the Merger Effective Time.

(iii)  Cancellation of Parent Ordinary Shares Owned by Parent. At the Reincorporation Merger Effective Time, any Parent Ordinary Shares held by Parent as treasury shares or any Parent Ordinary Shares held by any direct or indirect wholly owned subsidiary of Parent immediately prior to the Reincorporation Merger Effective Time (collectively, the “Parent Excluded Shares”) will be canceled and extinguished without any conversion thereof or payment therefor. In addition, as of the Reincorporation Merger Effective Time, the one Parent Merger Sub Share owned by Parent immediately prior to the Reincorporation Merger Effective Time will be automatically cancelled and extinguished without any conversion or consideration delivered in exchange therefor.

(iv)  No Liability. Notwithstanding anything to the contrary in this Section 2.1(e), none of the Parent Surviving Corporation, Parent or any other Party will be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)  Surrender of Parent Ordinary Shares. All securities issued upon the surrender of the Parent Ordinary Shares in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of the Parent Ordinary Shares will also apply to the Parent Surviving Corporation Ordinary Shares so issued in conversion.

(h)  Section 368(a)(1)(F) Reorganization. For U.S. federal income Tax purposes, Parent and Parent Merger Sub intend that the Reincorporation Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder (the “Reincorporation Intended Tax Treatment”). Parent and Parent Merger Sub (a) adopt this Agreement as a “plan of reorganization” with respect to the Reincorporation Merger within the meaning of Treasury Regulations Section 1.368-2(g), (b) agree to file and retain such information as will be required under Treasury Regulations Section 1.368-3, and (c) agree to file all Tax and other informational returns on a basis consistent with the Reincorporation Intended Tax Treatment, unless otherwise required by a Taxing Authority pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, Parent and Parent Merger Sub acknowledge and agree that no party is making any representation or warranty as to the qualification of Reincorporation Merger for the Reincorporation Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Reincorporation Merger Effective Time has or may have on any such reorganization status. Each of the Parent and Parent Merger Sub acknowledges and agrees that each (a) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions, and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Reincorporation Merger is determined not to qualify for the Reincorporation Intended Tax Treatment.

(i)  Taking of Necessary Action; Further Action. If, at any time after the Reincorporation Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Parent Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Parent Merger Sub, the officers and directors of Parent and Parent Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement, including any filings required with respect to the deregistration of the Parent Class A Ordinary Shares, Parent Warrants, or Parent Units with the SEC or the termination of the listing of Parent Class A Ordinary Shares, Parent Warrants, or Parent Units on the Nasdaq Global Market or such other applicable Principal Market as mutually agreed between the Company and Parent (or following the consummation of the Reincorporation Merger, the Company and Parent Surviving Corporation).

(j)  Secondary Listing on the Regulated Market of Euronext Paris. Subject to market conditions and considerations, the Parties agree to use their reasonable best efforts to obtain listing of the shares of the Surviving Corporation on the regulated market of Euronext Paris as promptly as practicable following the Closing, and in any event within 12 months from the Closing.

(k)  Dissenter’s Rights. The Parties do not expect that dissenters’ rights will arise in connection with the Reincorporation Merger as the Parent Surviving Corporation Shares are expected to be listed on the Nasdaq Global Market following the Reincorporation Merger. However, if, for any reason, dissenters’ rights are validly exercised pursuant to section 238 of the Cayman Companies Act by any Person (each a “Parent Dissenting Shareholder”) in respect of the Reincorporation Merger (the “Dissenting Shares”), then the following will apply:

(i)  No Parent Dissenting Shareholder will be entitled to receive the securities of Parent Surviving Corporation in accordance with Sections 2.1(f)(i) and (ii), as applicable with respect to the Parent Ordinary Shares owned by such Parent Dissenting Shareholder immediately prior to the Reincorporation Merger Effective Time unless and until such Person will have effectively withdrawn or lost such Person’s dissenters’ rights under the Cayman Companies Act. Each Parent Dissenting Shareholder will be entitled to receive only the payment resulting from the procedure in section 238 of the Cayman Companies Act with respect to the Parent Dissenting Shares owned by such Parent Dissenting Shareholder. If any Parent shareholder gives to Parent, before the Required Parent Shareholder Approval is obtained at the Parent Extraordinary General Meeting, written objection to the Reincorporation Merger (each, a “RC Written Objection”) in accordance with Section 238(2) of the Cayman Companies Act:

(ii)  Parent will, in accordance with Section 238(4) of the Cayman Companies Act, promptly give written notice of the authorization of the Reincorporation Merger (the “RC Authorization Notice”) to each such Parent shareholder who has made a RC Written Objection; and

(iii)  unless Parent and the Company elect by agreement in writing to waive this Section 2.1(i), no party will be obligated to commence the Reincorporation Merger, and the Reincorporation Plan of Merger will not be filed with the Cayman Registrar, until at least 20 days will have elapsed since the date on which the RC Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 9.1, Section 9.2 and Section 9.3.

(l)  Redeeming Parent Shares. Each Redeeming Parent Share issued and outstanding immediately prior to the Reincorporation Merger Effective Time will automatically be cancelled and cease to exist and will thereafter represent only the right to be paid a pro rata share of the Parent Shareholder Redemption Amount in accordance with Memorandum and Articles of Association of Parent.

Section 2.2  The Merger.

(a)  Merger Effective Time.

(i)  Upon and subject to the terms and conditions set forth in this Agreement as soon as practicable under applicable Laws, after the Reincorporation Merger Effective Time and the Merger Approval Date, the applicable Parent Parties will consummate the Merger by procuring that the Company will be merged with and into the Parent Surviving Corporation by way of a merger by absorption (fusion-absorption) in accordance with the applicable provisions of the French Commercial Code, including Articles L. 236-1 et seq.

(ii)  The terms and implementation of the Merger will be further detailed in a draft merger agreement in substantially the form attached hereto as Exhibit G (projet de traité de fusion) (the “Draft Merger Agreement”) to be entered into following the Signing Date and prior to the Closing, in a form and substance acceptable to the Parent Parties and in accordance with the requirements of the French Commercial Code. The Draft Merger Agreement will set forth, inter alia, the effective date of the Merger (the “Merger Effective Time”), the Merger premium (prime de fusion) as the case may be, the terms of the Universal Transfer, the Exchange Ratio (parité d’échange), and all other provisions required by applicable Laws.

(iii)  Following the Merger, the separate corporate existence of the Company will cease, and the Parent Surviving Corporation will continue as the Surviving Corporation as a result of the Merger under the French Commercial Code.

(iv)  Immediately prior to or substantially concurrently with the Merger Effective Time, the Pre-PIPE Investment and any other PIPE Investment will be consummated pursuant to the Pre-PIPE SPA, any other PIPE SPAs and the Subscription Agreements.

(b)  Closing of the Merger. Unless this Agreement is earlier terminated in accordance with Article X, the closing of the Merger (the “Closing”) will take place (i) at least one Business Day after the date on which the later to occur of the required approval of the shareholders of Parent Merger Sub and the Requisite Company Vote has been obtained and (ii) after the Reincorporation Merger Effective Time (the “Merger Approval Date”) by conference call and by exchange of signature pages via email or other electronic transmission, as permitted under applicable Laws, or at such other place and time as the Company and the Parent Parties may mutually agree upon (the date on which the Closing actually occurs being hereinafter referred to as the “Closing Date”). The Parties may participate in the Closing via electronic means.

(i)  Board of Directors of the Surviving Corporation. Upon and immediately following the Merger Effective Time, the Surviving Corporation’s initial board of directors will consist of nine directors, five of whom will be French or European citizens and non-US residents, and will be mutually acceptable to Parent and the Company. The Surviving Corporation’s board of directors will initially consist of the following members:

(A)  Alain Aspect, as non-executive chairman;

(B)  Michel Combes, who will serve as lead independent director;

(C)  Wasiq Bokhari, who will serve as the chief executive officer of the Surviving Corporation;

(D)  Georges-Olivier Reymond;

(E)  Barbara Dalibard, who will serve as chairman of the nominating and governance committee (or its equivalent); and

(F)  Kathy Savitt, who will serve as chairman of the Surviving Corporation’s board of directors’ audit committee (or its equivalent).

(ii)  The remaining directors shall be determined prior to the Closing, and upon and immediately following the Effective Time, such remaining directors will be independent directors under Nasdaq rules and will be designated as follows, in accordance with the Nasdaq listing rules and applicable Law:

(A)  Bpifrance Investissement will have the right, but not the obligation, to designate one director representing BPI (that can be, if acceptable under Nasdaq rules, a BPI entity (i.e. “personne morale”) represented by an individual);

(B)  EIC Fund will have the right, but not the obligation, to designate one director; and

(C)  the remaining one director may be designated by either Parent or the Company and mutually agreed by Parent and the Company (acting upon approval of the Company’s Supervisory Board), and will serve as the chairperson of the Surviving Corporation’s board of directors’ remuneration committee (or its equivalent).

Upon and immediately following the Merger Effective Time, the Surviving Corporation’s board of directors’ internal regulations will include the list of restricted matters set forth in Exhibit H.

(c)  Governance of Pasqal SAS. The Company will take all actions necessary or appropriate to ensure that, as of the Closing, the articles of association of Pasqal SAS provide for the creation of a strategic committee, which will be comprised as set forth on Section 2.2(c) of the Company Disclosure Schedules, and include a list of decisions to be approved by such strategic committee by a majority (which must include the affirmative vote of the representative of Bpifrance) as specified on Section 2.2(c) of the Company Disclosure Schedules.

(d)  Pasqal Defense SAS. The Surviving Corporation may, after the Closing, incorporate a subsidiary to be named Pasqal Defense SAS, which shall be incorporated if and when Pasqal SAS has developed defense applications that need to be segregated in a dedicated entity, and which shall have the features set forth on Section 2.2(d) of the Company Disclosure Schedule.

(e)  Effect of the Merger. In accordance with applicable Laws and the provisions of the Draft Merger Agreement, and as a result of the operation of the applicable provisions of the French Commercial Code, the Surviving Corporation will succeed to all the rights and obligations of the Company (transmission universelle de patrimoine) as of the Merger Effective Time (the “Universal Transfer”). Without limiting the generality of the foregoing, and subject thereto and to applicable Laws, at the Merger Effective Time, the Universal Transfer will include all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company, all of which will, as a result of the operation of the applicable provisions of the French Commercial Code, become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which will include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company set forth in this Agreement to be performed after the Merger Approval Date.

(f)  Taking of Necessary Action; Further Action. If, at any time after the Merger Approval Date, any further action is necessary or desirable to carry out the Universal Transfer, the officers and directors of the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement. In addition, each Parent Party undertakes to use its reasonable best efforts and to take, or cause to be taken, all actions and to do, or cause to be done, all things required under applicable Laws, and to execute and deliver any documents or instruments necessary, including all formalities required by applicable Laws to issue new shares of the Surviving Corporation, in order to consummate and make effective the Merger.

(g)  Ownership of Surviving Corporation Shares. The Surviving Corporation Shares to be issued will be registered shares (actions nominatives) and any transfer of ownership will be duly recorded in the shareholders’ register (registre des mouvements de titres) and the shareholders’ accounts (comptes d’actionnaires) of the Surviving Corporation in accordance with the provisions of the French Commercial Code.

(h)  Section 368 Reorganization. For U.S. federal income tax purposes, Parent, Parent Merger Sub (following the Reincorporation Merger, Parent Surviving Corporation) and the Company each intend that the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of Company and Parent Surviving Corporation is a party under Section 368(b) of the Code (the “Merger Intended Tax Treatment”). The Company and Parent Surviving Corporation each (i) adopt this Agreement as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Section 1.368-2(g), (ii) agree to file and retain such information as will be required under Treasury Regulations Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Merger Intended Tax Treatment, unless otherwise required by a Taxing Authority pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, Parent, Parent Merger Sub (following the Reincorporation Merger, Parent Surviving Corporation) and the Company each acknowledge and agree that no party is making any representation or warranty as to the qualification of Merger for the Merger Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Merger Effective Time has or may have on any such reorganization status. Each of the Parent, the Company and Parent Merger Sub (following the Reincorporation Merger, Parent Surviving Corporation) acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify for the Merger Intended Tax Treatment.

(i)  French Tax-Favored Merger Regime. For French corporate income tax purposes, the Parties intend that the Merger will qualify for the French Tax-Favored Merger Regime. The Surviving Corporation, as the absorbing company, undertakes to comply with all Article 210 A Commitments to be set forth in the Draft Merger Agreement. The Parties acknowledge that the benefit of the French Tax-Favored Merger Regime is conditional upon (i) the Surviving Corporation's compliance with the Article 210 A Commitments, and (ii) the inclusion of the required commitments in the Draft Merger Agreement in accordance with Article 210 A, 3 of the French Tax Code. The Company and the Surviving Corporation each agree to file all Tax Returns consistent with the French Tax-Favored Merger Regime and to take no position inconsistent therewith.

Article III.  CONSIDERATION

Section 3.1  Consideration for Company Shares and Company BSPCEs.

(a)  Effect of the Merger on Company and Company Shares. At the Merger Effective Time, by virtue of the Merger, subject to the terms and conditions of the Draft Merger Agreement and in compliance with applicable Laws, and as a result of the operation of the applicable provisions of the French Commercial Code, the Company will be dissolved without liquidation (dissoute sans liquidation) together with the completion of the Universal Transfer to the benefit of the Surviving Corporation, which will correspondingly increase its share capital to reflect the Universal Transfer as of the Merger Effective Time. Each Company Class Seed Ordinary Share, Company Common Ordinary Share, Company Class A Ordinary Share, Company Class B Ordinary Share, and Company Class C Ordinary Share will be exchanged, based on the Exchange Ratio agreed upon in the Draft Merger Agreement, for Surviving Corporation Shares issued by the Surviving Corporation benefiting from the Universal Transfer, in each case, as set forth in the Allocation Schedule.

(b)  Effect of the Merger on Company BSPCEs. As from the Merger Effective Time, each outstanding Company BSPCEs will be assumed by the Surviving Corporation, and will grant the right to subscribe for Surviving Corporation Shares, with the number of shares adjusted, as applicable, to reflect the Exchange Ratio set forth in the Draft Merger Agreement (the “Rollover BSPCEs”) and as set forth in the Allocation Schedule. Each Rollover BSPCE will remain subject to the same terms and conditions as were applicable to the Company BSPCEs as of immediately prior to the Merger Effective Time (including vesting, exercise period, and expiration date), except as otherwise provided by the Draft Merger Agreement or except as required by applicable Law. Notwithstanding the foregoing, the corporate transactions described in this Section 3.1(b) will, to the extent necessary to avoid adverse tax consequences pursuant to Section 409A of the Code, occur in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Company BSPCE to which Section 422 of the Code applies, the exercise price and the number of Surviving Corporation Ordinary Shares purchasable pursuant to such warrant will be determined in a manner consistent with the requirements of Section 424(a) of the Code. The Surviving Corporation will take all necessary steps to ensure the continued validity and enforceability of the Company BSPCEs.

(c)  Treatment of Certain Company Shares. Immediately prior to the Merger Approval Date, neither the Company nor any Company Subsidiary will own any Company Shares (as treasury shares or otherwise).

(d)  No Liability. Notwithstanding anything to the contrary in this Section 3.1, none of the Surviving Corporation or any Party will be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)  Exchange of Company Shares. All securities issued upon the exchange of Company Shares in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Shares will also apply to the Merger Consideration Shares so issued in conversion.

(f)  Adjustments in Certain Circumstances. Without limiting the other provisions of this Agreement, if at any time during the period between the Signing Date and the signing date of the Draft Merger Agreement, any change in the outstanding securities of the Company, the Parent Ordinary Shares, the Parent Merger Sub Shares, or the Parent Surviving Corporation Shares will occur (other than the issuance of additional shares of the Company, Parent, Parent Merger Sub, or Parent Surviving Corporation as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, then the Merger Consideration and any other amounts payable pursuant to this Agreement will be appropriately adjusted in the Draft Merger Agreement to reflect such change; provided, however, that this sentence will not be construed to permit Parent, Parent Merger Sub, Parent Surviving Corporation, or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(g)  Allocation Schedule. The Company shall deliver to Parent and Parent Merger Sub, at least five (5) Business Days prior to the Closing Date, a schedule (the “Allocation Schedule”) setting forth the allocation of the Merger Consideration among the Shareholders. The Allocation Schedule (i) shall be in accordance with the Organizational Documents of the Company, the Shareholder Agreements and applicable Law and (ii) shall set forth (A) the mailing addresses and email addresses, for each Shareholder, (B) the number and class of Company Shares and/or Company BSPCEs owned by each Shareholder as of immediately prior to the Merger Effective Time, and (C) the portion of the Merger Consideration allocated to each Shareholder (divided into Surviving Corporation Shares and Rollover BSPCEs, and any cash consideration payable in lieu of fractional shares pursuant to Section 3.1(h)). Parent and its counsel will be given an adequate opportunity to review and comment on the Allocation Schedule prior to Closing, and the Company will consider in good faith any comments reasonably requested by Parent in writing. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment and issuance of the Merger Consideration on the Closing Date in accordance with the Allocation Schedule, Parent Surviving Corporation and its Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Merger Consideration), and none of them shall have (i) any further obligations to the Company, any Shareholder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Merger Consideration), or (ii) any Liability with respect to the allocation of the consideration under this Agreement.

(h)  No Issuance of Fractional Shares. No fractional shares will be issued pursuant to the Merger, and any fractional entitlements (rompus) will be settled in cash in accordance with the Draft Merger Agreement.

(i)  Legend. Each share issued as part of the Merger Consideration Shares will bear legends required under the applicable laws, including the Securities Act.

(j)  Withholding. Each of the Parties will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law; provided, however, that before deducting or withholding from such consideration (other than with respect to compensatory payments), Surviving Corporation will use commercially reasonable efforts to provide the applicable payee with at least five Business Days prior written notice of any anticipated deduction or withholding. To the extent that amounts are so deducted, withheld and timely paid over to the appropriate Taxing Authority in accordance with applicable Law, such amounts will be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties will cooperate in commercially reasonable efforts to reduce or eliminate any such withholding to the extent permitted by Law, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the Parties will cooperate to pay such amounts through the Company’s or an Affiliate’s payroll to facilitate applicable withholding, to the extent permitted under applicable Law.

Article IV.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company simultaneously with the execution of this Agreement (the “Company Disclosure Schedule(s)”), the Company hereby represents and warrants to the Parent Parties that each of the following representations and warranties set forth in this Article IV is true and correct as of the Signing Date and as of the Closing Date, respectively (or, if such representations and warranties are made with respect to a certain date, as of such date). The Parties agree that any reference to a particular schedule will be deemed to be an exception to the representations and warranties of the relevant Part(ies) that are contained in the corresponding section of this Agreement only; provided that where it is apparent on the face of a disclosure under a particular Disclosure Schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other Sections of this Agreement, such disclosure may also be deemed to be relevant to such other Sections.

Section 4.1  Corporate Existence and Power. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of France, and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed. The copies of the by-laws of the Company and each of its Subsidiaries are complete, accurate and up-to-date in all respects. All documents required to be delivered by the Company and each Company Subsidiary to the relevant commercial and companies registry are complete, accurate and up-to-date in all material respects. The share transfer register of the Company and each Company Subsidiary (where applicable) has been properly kept, is up-to-date and contains complete and accurate details of all matters required by applicable Laws to be entered in it. All legally required formalities, filings, registration of documents and legal publications have been duly made in accordance with applicable regulations. No notice or written indication that any of them is incorrect or should be rectified has been received by the Company and each Company Subsidiary. The Company and each Company Subsidiary have all requisite power and authority, corporate and otherwise, necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted. Neither the Company nor any Company Subsidiary are insolvent or unable to pay its debts as they fall due, or the subject of any judicial or amicable procedure (mandat ad hoc, conciliation, procedure de sauvegarde), receiverships, reorganization, rehabilitation, insolvency, winding up, liquidation or bankruptcy, or has become the subject of any judicial or administrative proceedings to such effect under the Laws of any applicable jurisdiction. In particular, neither the Company nor any Company Subsidiary have been summoned by any of its creditors or by request of the public prosecutor for the purpose of initiating receivership or liquidation proceedings, nor, is it about to be. No changes in, or amendments to, the by-laws of the Company and each Company Subsidiary are pending.

Section 4.2  Authorization(a).

(a)  Other than the Requisite Company Vote, the Company has all requisite power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance by the Company of this Agreement and all Additional Agreements to which the Company is or will be a party, and the consummation by the Company of the Transactions, have been duly authorized by all necessary action on the part of the Company, subject to the authorization and approval of the Draft Merger Agreement by way of a special resolution of the Shareholders in accordance with the Organizational Documents of the Company. This Agreement, and each of the Additional Agreements to which it is a party, constitute, and upon execution and delivery by all parties thereof will constitute, a valid and legally binding agreement of the Company, enforceable against the Company in accordance with their respective terms, except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as may be limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (causes (a) and (b) collectively referred to as, the “Enforceability Exceptions”).

(b)  By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Company Board, the Company Board has approved and determined the Company Board Recommendation.

(c)  Approval of the Merger by the Company requires the approval of the Shareholders at a shareholders’ meeting in accordance with the Company’s articles of association and Company’s shareholders’ agreement (the “Requisite Company Vote”). The Requisite Company Vote is the only vote or consent of any holders of any securities or Equity Interests of the Company (including the Company Shares) necessary for the Company to approve the Merger. All actions relating to the obtaining of the Requisite Company Vote will be taken in compliance with applicable Law and the Organizational Documents of the Company.

Section 4.3  Governmental Authorization. None of the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements to which the Company is or will be a party, or the consummation of the Transactions, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority, other than (a) the filing of the Draft Merger Agreement, and other related documents required by the French Commercial Code with the clerk of the competent French Commercial Court (greffe) and the French Registrar and the publication of any notification of the Merger required in accordance with the French Commercial Code, (b) the filings or notices as may be required by the SEC, under the Securities Act, under applicable securities Laws or any other applicable securities regulatory authorities, or the Nasdaq Global Market or any other Principal Market, with respect to the Transactions, (c) as the case may be, any notifications or other filings required under applicable Antitrust Laws, (d) such other filings or notices contemplated by this Agreement, (e) as the case may be, any notifications or other filings required under the Investment Canada Act, and (f) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations, filings or actions, the failure of which to make or obtain such filing or notification, would not prevent or materially delay the consummation by the Company, as the case may be, of the Transactions.

Section 4.4  Non-Contravention. Subject to receipt of the Requisite Company Vote, none of the execution, delivery, or performance by the Company of this Agreement or any Additional Agreements to which it is or will be a party does or will (a) contravene or conflict with the Organizational Documents of the Company, and (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company, or by which the Company’s or any Company Subsidiary’s assets or properties may be bound, in any material respect, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or any Company Subsidiary or require any payment or reimbursement or result in a loss of any benefit relating to the Business to which the Company or any Company Subsidiary are entitled, or impose any other liability, directly or indirectly, on the Company or any Company Subsidiary, under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or any Company Subsidiary or by which any of the Company Shares, or the shares of any Company Subsidiary, or any of the Company’s or any Company Subsidiary’s assets or properties is or may be bound or any Permit, (c) result in the creation or imposition of any Lien (except Permitted Liens) on any of the Company Shares, or the shares of any Company Subsidiary, or any of the Company’s or any Company Subsidiary’s assets or properties, or (d) cause a loss of any benefit relating to the Business to which the Company or any Company Subsidiary is or may be entitled under any provision of any Permit or Contract binding upon the Company, in the case of (c) through (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.5  Capitalization.

(a)  (a) As of the Signing Date, the authorized share capital of the Company is €764,855.10 divided into 7,648,551 Company Shares with a par value of ten euro cents (€0.10) each. As of the Signing Date, 3,000,041 Company Common Ordinary Shares, 458,700 Company Class Seed Ordinary Shares, 2,141,400 Company Class A Ordinary Shares, 1,322,900 Company Class B Ordinary Shares, and 725,510 Company Class C Ordinary Shares are issued and outstanding. Except for the Company BSPCEs, the Aeponyx Shareholders’ Shares, and the BSA Ratchets, no other shares of capital stock or other Equity Interests of the Company are issued, reserved for issuance or outstanding or authorized. All of the issued and outstanding Equity Interests of the Company have been (i) duly authorized and validly issued, and fully paid, (ii) were issued and granted or allotted free and clear of all Liens, options, rights of first offer or refusal, purchase options, preemptive rights, subscription rights or any other similar rights, other than transfer restrictions under applicable securities Laws and the Organizational Documents of the Company, as applicable; (iii) were issued and granted in compliance in all material respects with applicable Law; and (iv) and have not been issued in violation of any purchase options, right of first refusal, preemptive rights, subscription or similar rights of any Person. Except for the Company Shares, no other class in the share capital of the Company is outstanding. No share certificates have been issued by the Company since its incorporation.

(b)  Except for the Company BSPCEs, the Aeponyx Shareholders’ Shares, the BSA Ratchets and except as set forth on Section 6.1 of the Company Disclosure Schedules, there are no: (i) options, warrants, preemptive rights, calls, convertible securities, performance units, restricted stock units, restricted stock, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or obligating the Company to issue or sell Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests of, the Company; (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person; (iii) treasury shares of capital stock of the Company; (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote, issued or outstanding; (v) preemptive or similar rights to purchase or otherwise acquire shares or other Equity Interests of the Company pursuant to any provision of Law (to the exclusion of the droit préférentiel de souscription in accordance with French Law, the Company Articles of Association or any Contract to which the Company is a party; (vi) with the exception of the provisions of the Shareholders’ Agreements and the Short-Form Agreements, Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) (other than Permitted Liens) with respect to the shares or other Equity Interests of the Company (whether outstanding or issuable); or (vii) equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights with respect to the Company. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company is a party, or to the Company’s knowledge, among any holders of Equity Interests of the Company. The Company has not: (A) redeemed or repaid any Equity Interest contrary to its organizational documents or the terms of issue of any Equity Interest; (B) bought back any shares or reduced its share capital or passed any resolution for the reduction of its share capital; or (C) agreed or offered, whether or not subject to any condition, to do any of the matters referred to in the foregoing clauses (A) and (B). The Company’s Equity Interests set forth on the Allocation Schedule will, as of immediately prior to the Closing, constitute all of the issued and outstanding Equity Interests of the Company, and the portion of the Merger Consideration allocated to each Shareholder set forth in the Allocation will be accurate and complete as of immediately prior to the Closing.

Section 4.6  Corporate Records(a). All material proceedings of Pasqal SAS, including all committees thereof, and of the Shareholders, and all consents to material actions taken thereby, are reflected accurately in all material respects in the minutes and records contained in the corporate minute books (or the applicable equivalent) of Pasqal SAS and made available to Parent.

Section 4.7  Subsidiaries.

(a)  Section 4.7(a) of the Company Disclosure Schedules sets forth each Company Subsidiary, and with respect to each Company Subsidiary, its date and place of incorporation, its legal form, its share capital, its ownership and shareholder(s) and its registered address.

(b)  All of the outstanding Equity Interests of each Company Subsidiary are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of the Company Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Company Subsidiary’s Organizational Documents or applicable securities Laws).

(c)  There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other Equity Interests of any Company Subsidiary other than the Organizational Documents of any such Company Subsidiary.

(d)  Subject to applicable Laws, no Company Subsidiary has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract or Order.

(e)  The Company does not own or have any rights to acquire, directly or indirectly, any shares or other Equity Interests of, or otherwise Control, any Person.

(f)  None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement.

(g)  There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any third person.

Section 4.8  Consents. To the Knowledge of the Company, except where the failure to obtain such approval, authorization, order or filings would not be material to the Company or any Company Subsidiary, as applicable, neither the Company nor any Company Subsidiary is a party to, or is bound by, any Contract requiring any consent, approval, waiver, order or filing with any Person (other than an individual natural person) as a result of the execution, delivery and/or performance of this Agreement, any Additional Agreement to which the Company is or will be a party, or the consummation of the Transactions.

Section 4.9  Financial Statements.

(a)  Attached hereto as Section 4.9(a) of the Company Disclosure Schedules are true, complete, and correct copies of the unaudited balance sheets of the Company and its Subsidiaries, and the related income statements, statements of operations, changes in shareholders’ equity and cash flows, as at and for the fiscal year ended December 31, 2024 (the “Unaudited 2024 Financial Statements”) and, together with the Company Audited Financial Statements when delivered to Parent pursuant to Section 7.1, the “Financial Statements”). The Company Audited Financial Statements will be, when delivered to Parent pursuant to Section 7.1, prepared in accordance with all applicable IFRS requirements issued by the IASB and audited in accordance with all applicable requirements of the PCAOB.

(b)  The Company is not and has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(c)  The Company Audited Financial Statements will, when delivered to Parent pursuant to Section 7.1, present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with all applicable IFRS requirements in all material respects throughout the periods covered thereby (except for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments, in each case, the impact of which is not material). The Company Audited Financial Statements will include when delivered to Parent pursuant to Section 7.1 full provision for all bad and doubtful debts, litigation of any nature, penalties, tax risks, restructuring, warranties. The Company expects that the Company Audited Financial Statements will include when delivered to Parent pursuant to Section 7.1, an unqualified report of the Company's auditors, and to the Knowledge of the Company, the Company is not aware of any event, fact, or circumstance that would reasonably be expected to prevent such unqualified report from being delivered. There are no off-balance sheet liabilities (“engagements hors bilan”), contingent obligations under any guarantee, indemnity, comfort letter or other assurance of payment or security of whatever nature for, or that the Company has otherwise agreed to become directly liable for, any obligation of any third party, except for liabilities or obligations (i) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (ii) that have arisen since the date of the most recent balance sheet in the Financial Statements in the ordinary course of business of the Company and its Subsidiaries, (iii) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including the Company’s Transaction Expenses, or (iv) that would not reasonably be expected to have a material effect on the Company and its Subsidiaries, taken as a whole. The accounting records of the Company are in the Company’s possession and control, up to date, been fully and accurately maintained in all material respects in accordance with Laws and do not contain material inaccuracies or discrepancies of any kind.

(d)  Except as set forth in the Financial Statements and subject to the conclusions set forth in the Material Weakness Memorandum, each Group Company has established and maintains a system of internal accounting controls that are sufficient to provide, in all material respects, reasonable assurance that:

(i)  transactions are executed only in accordance in all material respects with management’s general or specific authorizations;

(ii)  transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with IFRS and to maintain asset accountability;

(iii)  access to assets is permitted only in accordance with management’s general or specific authorization;

(iv)  the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(v)  all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by IFRS; and

(vi)  The Company has delivered to Parent a true and complete copy of disclosures made to the Company’s independent auditors relating to material weaknesses in internal controls and significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company to record, process, summarize and report financial data. None of the Group Companies has identified or has received notice from any independent auditor of (x) any material fraud that involves the Group Companies’ management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Group Companies or (y) any claim or allegation regarding the foregoing.

Section 4.10  Books and Records(i). The Books and Records of Pasqal SAS accurately and fairly reflect the revenues, expenses, assets and liabilities of the Group Companies, in each case, in all material respects.

Section 4.11  Absence of Certain Changes. Except as set forth on Section 4.11 of the Company Disclosure Schedules or contemplated by this Agreement, any Additional Agreements or in connection with the Transactions, between the balance sheet dated December 31, 2025 included in the Financial Statements and the date hereof, (a) each Group Company has conducted the Business in the ordinary course and in a manner consistent with past practices, and (b) there has not been any Company Material Adverse Effect.

Section 4.12  Tax Matters.

(a)  Except as set forth on Section 4.16(e) of the Company Disclosure Schedules, the Company and each Company Subsidiary has duly and timely filed all material Tax Returns required by applicable Law and regulations applicable to it and, in general, all formalities or documents required by Law (used in particular, but not limited to, calculating or verifying the amount of Tax or its basis) to be filed by the Company and each Company Subsidiary; all material Taxes (whether or not shown on any Tax Returns) due and owing by the Company or any Company Subsidiary have been timely paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with IFRS; and all such material Tax Returns were true, complete, and correct in all material respects.

(b)  There is no Action pending, being conducted or threatened in writing against the Company or any Company Subsidiary in respect of any material Tax, nor has any claim, assessment or deficiency for any material Tax been asserted in writing by any Tax Authority that has not been resolved or settled in full.

(c)  No written claim has been made by any Tax Authority in a jurisdiction where the Company or any Company Subsidiary has not filed a Tax Return that it is or may be subject to any Tax Return filing requirements or Taxation by such jurisdiction.

(d)  Neither the Company nor any Company Subsidiary is a party to or bound by any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the ordinary course of business and not relating primarily to Taxes).

(e)  Except as set forth on Section 4.16(e) of the Company Disclosure Schedules, the Company and each Company Subsidiary has withheld and timely paid to the appropriate Governmental Authority all material Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party and has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

(f)  Except as set forth on Section 4.16(e) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has an outstanding request for any extension of time within which to pay any material Taxes or file any material Tax Returns (other than automatic extensions requested in the ordinary course), and there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of the Company or any Company Subsidiary that will remain outstanding as of the Closing Date.

(g)  Neither the Company nor any Company Subsidiary has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h)  Except as set forth on Section 4.12 of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise or similar agreement with any Tax Authority in respect of which the Company or any Company Subsidiary could have any material Tax Liability after the Closing. Neither the Company nor any Company Subsidiary has any request for a ruling in respect of material Taxes pending between the Company or any Company Subsidiary and any Tax Authority.

(i)  Except as set forth on Section 4.12 of the Company Disclosure Schedules, all material transactions or arrangements made by the Company and each Company Subsidiary have been made on arm’s length terms. The Company and each Company Subsidiary are in compliance in all material respects with all applicable transfer pricing Laws and maintains in all material respects complete and accurate documentation, records and other information in relation to material Tax liabilities as required by law to enable their Tax liabilities to be calculated accurately.

(j)  The Company and each Company Subsidiary holds sufficient documentary evidence required to justify the existence of the amount of material research Tax credit which it has used. None of the applications as regards material research Tax credit (Crédit Impôt Recherche) have been successfully challenged by the Tax Authorities.

(k)  The Company is not aware of the existence of any fact or circumstances, nor has taken or agreed to take any action or has omitted to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying for the Merger Intended Tax Treatment.

(l)  The Company is, and at all times since its formation has been, properly and validly classified for U.S. federal income Tax purposes as a corporation (within the meaning of the Code), and no election has been made to treat the Company other than as a corporation for U.S. federal income Tax purposes.

(m)  There are no Liens for Taxes upon any assets of the Company or any Company Subsidiary other than Permitted Liens described in clause (c) of the definition of such term.

(n)  Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any Person (other than the Company or any Company Subsidiary) as a result of being a member of an affiliated, aggregate, combined, consolidated, or unitary group, as a transferee or successor, by Contract (other than any Contract entered into in the ordinary course of business and not relating primarily to Taxes), or otherwise by Law.

(o)  Except as set forth on Section 4.16(e) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of (i) any use of an improper or change in method of accounting before Closing, (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed before Closing, (iii) any installment sale or open transaction disposition made before the Closing, (iv) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), (v) prepaid amount received or deferred revenue accrued before the Closing outside the ordinary course, or (vi) an election under Section 108(i) of the Code made before the Closing.

(p)  Neither the Company nor any Company Subsidiary is resident for income Tax purposes or has a “permanent establishment” (within the meaning of the applicable Tax treaty or convention) in a country other than the country in which it is organized.

(q)  Neither the Company nor any Company Subsidiary has participated in a “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or non-U.S. Law).

(r)  The Company is, and at all times since its formation has been, properly and validly classified for French income tax purposes as a corporation (within the meaning of the French Tax Code), and no election has been made to treat the Company as other than as a corporation for French income tax purposes.

Section 4.13  Legal and Regulatory Matters.

(a)  Compliance with Laws.

(i)  General. Except as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2023, (A) neither the Company nor any Company Subsidiary has violated an applicable Law, and (B)  no Action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened alleging any such violation by the Company or any Company Subsidiary.

(ii)  International Trade Matters; Anti-Bribery Compliance.

(A)  The Company, any Company Subsidiary, and each of its officers, directors, managers, employees, or to the Knowledge of the Company, agents, subcontractors and vendors and other Persons acting on behalf of the Company (I) are, and have been for the past three years, in material compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and International Trade Laws; (II) are, and to the Knowledge of the Company, have been since April 24, 2019, in material compliance with all applicable Sanctions Laws; and (III) have, as has been material, obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the Sanctions Laws and International Trade Laws, and the provision of financial services required under Anti-Money Laundering Laws. There are and have since January 1, 2023, been no pending (to the extent that official notice has been provided) or, to the Knowledge of the Company, threatened, Actions against the Company related to any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions Laws, or International Trade Laws.

(B)  None of the Company, any Company Subsidiary, or, to the Knowledge of the Company, any of its officers, directors, managers, employees or agents acting on behalf of the Company (I) is, and to the Knowledge of the Company, have been since April 24, 2019, been a Sanctioned Person or a Restricted Person, or (II) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in material violation of applicable Sanctions Laws or International Trade Laws.

(iii)  Environmental Laws. Except in each case as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any Company Subsidiary has (A) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability, (B) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws, (C) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to Liabilities arising out of Environmental Laws or the Hazardous Material Activities of the Company, and (D) there are no Hazardous Materials in, on, or under any properties owned, or leased by the Company or any Company Subsidiary such as could give rise to any material liability or corrective or remedial obligation of the Company or any Company Subsidiary under any Environmental Laws.

(b)  Permits. The Group Companies have all Permits necessary or required for the lawful conduct of the Business or to own, lease, or operate any of their properties or assets, other than any such Permits which if not held by the Group Companies, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. None of the Group Companies is in breach or violation of, or default under, any such Permit, has failed to fulfill and perform any material obligations which are due under such permits, and, to the Knowledge of the Company, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation or default or give any Governmental Authority grounds to suspend, revoke or terminate any such Permit, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(c)  Litigation. Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) there is no Action (or any basis therefor) pending against, or to the Knowledge of the Company, threatened against, the Company, any Company Subsidiary, any of their respective officers or directors, or the Business, before any court, Governmental Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the Transactions or this Agreement or the Additional Agreements, (ii) there are no outstanding judgments against the Company or any Company Subsidiary, and (iii)  neither the Company nor any Company Subsidiary is, or has been since January 1, 2023, subject to any Action with any Governmental Authority.

(d)  Contracts. The Company and each of the Company Subsidiaries have performed all of their obligations under all of the contracts, agreements, Permits, or undertakings by which it is bound without any material default.

Section 4.14 Intellectual Property.

(a) Section 4.14(i) of the Company Disclosure Schedules contains a list of all of the following, in each case of the Signing Date: registered Patents, Trademarks, domain names, and Copyrights, and applications for any of the foregoing that have been filed with the applicable Governmental Authority, that are owned or purported to be owned (in whole or in part) by the Company or any Company Subsidiary (“Registered IP”). Section 4.14(ii) of the Company Disclosure Schedules contains a list of (x) Company Products and (y) material unregistered Trademarks owned or purported to be owned by Company or any of its Subsidiaries but that is not Registered IP. For all disclosures made pursuant to this Section 4.14(a)(i), the applicable disclosure will also specify, as to each as applicable, the owner, filing date, date of issuance, expiration date, registration or patent number, application number, and jurisdiction(s). With respect to each item of Registered IP, all necessary registration, maintenance and renewal fees in connection with such Registered IP have been paid and all necessary documents and articles in connection with such Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the relevant jurisdictions for the purposes of maintaining such Registered IP, excluding Registered IP that has lapsed or expired in the ordinary course of business.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company Owned IP and the Company Licensed IP constitutes all material Intellectual Property rights used in the operation of the business of the Company and its Subsidiaries as currently conducted and is sufficient for the conduct of the business as currently conducted in all material respects. Except as would not have a Company Material Adverse Effect, the Company and/or any Company Subsidiary (1) owns and possesses, in whole or in part, free and clear of all Liens (other than Permitted Liens and except as set forth on Section 4.14(b) of the Company Disclosure Schedules), all right, title and interest in and to the Company Owned IP and (2) has the right to use all other material Company Licensed IP used in the operation of the business as currently conducted, pursuant to valid and, to the Knowledge of the Company, enforceable written licenses. Except as would not have a Company Material Adverse Effect, all Registered IP that is material to the business of the Company or any Company Subsidiary as currently conducted is subsisting and, to the Knowledge of the Company, valid and enforceable.

(c) Except as would not reasonably be expected to have Company Material Adverse Effect, the Company and each Company Subsidiary has taken and takes commercially reasonable actions to keep confidential the trade secrets and other Company Confidential Information in its possession or control, including the secrecy, confidentiality and value of its trade secrets and other Company Confidential Information. As of the Signing Date, (i) except as would not reasonably be expected to have a Company Material Adverse Effect, there is not and, to the Knowledge of the Company, since January 1, 2024, there have not been any claims properly filed with a Governmental Authority and served on the Company or any Company Subsidiary, or, to the Knowledge of the Company, any claims threatened in writing (including email) to be filed, against the Company or any Company Subsidiary, with any Governmental Authority by any Person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company Owned IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person), (ii)  except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, the operation of the Business as currently conducted has not, since January 1, 2024, and does not infringe, misappropriate or violate, any Intellectual Property rights of other Person, and (iii) to the Knowledge of the Company, no other Person has infringed, misappropriated or violated any of the Company Owned IP.

(d) Except as would not, individually or in the aggregate, have or be expected to have a Company Material Adverse Effect, all former and current founders, officers, employees, agents, consultants, contractors, and any other Person who have independently or jointly developed, or otherwise materially contributed to material Company Owned IP have either (i) been operating under the work-for-hire doctrine such that all such work is automatically owned by Company or the applicable Company Subsidiary by operation of law, or (ii) executed written agreements with the Company or a Company Subsidiary pursuant to which such persons assigned to the Company or such Company Subsidiary, on an irrevocable basis, all of their right, title, and interest in and to any such Company Owned IP. None of the material Company Owned IP is based on an invention or work of any Person to whom Company or any Company Subsidiary owes any compensation or remuneration to such Person in relation to such invention or work except for amounts payable to employees, consultants or contractors in connection with employment or services rendered in the ordinary course of business and not in the nature of a royalty or invention-specific compensation.

(e) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have established and implemented and maintained, and, to the Knowledge of the Company, are operating in material compliance with all Laws, including Privacy Laws, policies, programs and procedures that are commercially reasonable and include administrative, technical and physical safeguards, designed to protect the confidentiality, integrity and security of all Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse (the “Security Procedures”). To the Knowledge of the Company, and except as would not reasonably be expected to have a Company Material Adverse Effect, the Security Procedures have complied with all Laws, including Privacy Laws, in all material respects. For the twenty-four (24) months preceding the Signing Date, the Business Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized access or intrusions, or other material adverse events affecting any such Business Systems that, in each case, have caused any substantial disruption of or interruption in or to the use of such Business Systems, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, Company or a Company Subsidiary either owns or maintains a valid license or other right to use the Business Systems as used in connection with the business as currently conducted. To the Knowledge of the Company and except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each material component of the Business Systems is in serviceable working condition; and (ii) the Company and/or the Company Subsidiaries has sufficient rights necessary to use the material Business Systems for the current operations of the Company and the Company Subsidiaries.

(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, none of Software that constitutes Company Owned IP that is included in the Company Products contains, or is distributed, integrated, or bundled with any Software or other materials that are distributed as Open Source Software in a manner (i) that requires the distribution of any Company Owned IP, (ii) that requires Company or any Company Subsidiary to distribute or make available to any Person any Company Owned IP without charge or at a reduced charge, or (iii) that imposes any other material limitation, restriction, or condition on the right of a Group Company with respect to its use or distribution of any Company Owned IP (other than attribution, warranty and liability disclaimer, and notice delivery conditions).

(g) Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, neither Company nor any Company Subsidiary of Company has disclosed or delivered (or is obligated to disclose or deliver) to any Person the source code for any Software that is material Company Owned IP, other than to consultants and independent contractors in connection with their work for a Group Company.

(h)  Except as would not be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have used and maintain commercially reasonable efforts, including through the use of anti-virus software, designed to detect and prevent the introduction into the Business Systems and Company Products of any virus, defect, bug, error, Trojan horse, worm, or other code, program, data, or mechanism that is designed to disrupt, disable, erase or harm the operation of any Business System or Company Product in any material respect or cause any of the foregoing damage or corruption of data, hardware, storage media, programs, equipment or communications in any material respect.

(i)  To the Knowledge of the Company, neither Company nor any Company Subsidiary has included any Sensitive Data in any prompts or inputs into any third-party Generative AI Tools, except in cases where, to the Knowledge of the Company, such third-party Generative AI Tools do not use such information, prompts or services to train the machine learning or algorithm of such tools or to improve the services related to such tools.

(j) Except as would not reasonably be expected to have a Company Material Adverse Effect or require the transfer or assignment of any ownership right to any Company Owned IP, no government funding, facilities of a university, college, or other educational institution or research center was used in the development of any material Company Owned IP, and, to the Knowledge of the Company, no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to any material Company Owned IP.

Section 4.15 Data Privacy.

(a) In connection with the collection, storage, use, access, disclosure and/or other processing of any Personal Information by or on behalf of Company or any Company Subsidiary, the Company and each Company Subsidiary had a valid, legal basis under Privacy Laws to process the Personal Information, and is in material compliance with all Privacy Requirements and Privacy and Data Security Policies (as defined below). ..

(b) The Company and each Company Subsidiary comply with external written privacy and security policies with respect to any Personal Information processed by it or on its behalf, including privacy notices or policies on each website or application operated by or on behalf of the Company or a Company Subsidiary, and a reasonable information security program that includes information security policies, that in each instance comply with all Privacy Laws (collectively, “Privacy and Data Security Policies”). To the Knowledge of the Company, the Company and each Company Subsidiary has entered into with each service provider that processes Personal Information for it or on its behalf, except as such processing would not be material to the operation of the Business as currently conducted, a Contract that materially complies with applicable Privacy Requirements. To the Knowledge of the Company, neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement, will violate any of the Privacy Requirements or Privacy and Data Security Policies.

(c) To the Knowledge of the Company, there has been no material unlawful or unauthorized access to, or material destruction, loss, use, modification, disclosure, or other processing of, any Sensitive Data owned, stored, used, processed, maintained or controlled by or on behalf of Company or any Company Subsidiary. The Company and Company Subsidiaries have not notified, nor, to the Knowledge of the Company, has the Company or any Company Subsidiary been required to notify pursuant to applicable Law, any Person of any information security breach or security incident involving Personal Information. There are no complaints to, or any actions or claims pending or threatened in writing or, to the Knowledge of the Company, threatened other than in writing, against the Company or any Company Subsidiary alleging a violation of any third Person’s privacy, Personal Information or data rights.

Section 4.16 Employee Matters.

(a) Employee Related Matters.

(i) Section 4.16(a)(i) of the Company Disclosure Schedules contains a list of all Company or Company Subsidiary executive-level (including any division director and vice president-level position) employees (the “Key Employees”) by employee name, employer, office location, year of initial employment, and 2025 base salary.

(ii) Pasqal SAS is bound by the sector-wide engineering firm collective bargaining agreement (the “Syntec CBA”) and apart from the Syntec CBA, the Company is not bound by any other sector-wide collective bargaining agreement, redundancy schemes, redundancy plans or other schemes governing redundancy pay.

(iii) Neither the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company is a party nor the consummation of the Transactions will (either alone or in combination with another event) result in any severance or other cash payment becoming due, or increase the amount of any cash compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of the Company.

(iv) There are no pending or, to the Knowledge of the Company, threatened claims or Actions against the Company or any Company Subsidiary with respect to employment law.

(b) Employment Matters.

(i) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, as of the Signing Date:

(A) to the Knowledge of the Company, no current employee of the Company or any Company Subsidiary, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(B) to the Knowledge of the Company, there is no pending representation question or union organizing activity respecting employees of the Company or any Company Subsidiary.

(c) Withholding. All obligations of the Company and any of its Subsidiaries applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company or any Company Subsidiary to trusts or other funds or to any Governmental Authority, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the Signing Date have been paid or adequate accruals therefor have been made on the Company Audited Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. All reasonably anticipated obligations of the Company and any of its Subsidiaries with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of Business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the Signing Date have been or will be paid by the Company or the applicable Company Subsidiary prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Compliance. The Company and each Company Subsidiary are in compliance with all applicable labor and social security Laws, rules and regulations (notably regarding wages, hours, including overtime, work conditions, social benefits, health, safety and hygiene, gender equality, employment of fixed-term and temporary employees), and with all applicable collective bargaining agreements.  No complaint or claim has been received by the Company or any Company Subsidiary, and no disputes or litigation are pending or threatened, in relation thereto. Except where the failure to do so would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, there is no risk of misclassification of any consultancy or services agreements into employment agreements. The employee representatives (or equivalent bodies) of the Company (or, if applicable, any Company Subsidiary) have been duly informed and consulted in accordance with applicable Laws and regulations with respect to the operations contemplated hereunder. Neither the Company nor any Company Subsidiary have received any notice of any claim demand or action by any individual (including employees or former employees of the Company or any Company Subsidiary) alleging any actual or any threatened injury or damage to any person arising from or relating to any material or product used in the Company or any Company Subsidiary premises or facilities or in connection with any operations or activities of the Company or any Company Subsidiary.

(e) Except where the failure to do so would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, the Company and each Company Subsidiary have paid all contributions (meaning any mandatory or voluntary social security charges, contributions, unemployment insurance, health insurance and retirement contribution schemes under applicable Law) payable and due for any salary, remuneration in kind, bonus, or under any retirement and benefit plans, and has complied with applicable Laws in this regard in all material respects.

Section 4.17 Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Schedules lists, as of the date hereof, each of the following types of Contracts to which a Group Company is a party or by which any of its assets or properties is bound and which are currently in effect, whether oral or written (collectively, the “Material Contracts,” and each a “Material Contract”):

(i) all Contracts (excluding the Contracts with Material Suppliers or contracts entered into with services provider advising the Company and/or Pasqal SAS on the Transactions) that require annual payments or expenses incurred by, or annual payments or income to, a Group Company of one million euros (€1,000,000) or aggregate payments or expenses or aggregate payments or income of one million euros (€1,000,000) or more;

(ii) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement;

(iii) all Contracts relating to any acquisitions or dispositions of assets by a Group Company (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(iv) all Contracts (A) that materially limit or restrict, or purport to materially limit or restrict, the freedom of a Group Company to compete or engage in any line of business or industry or business activity or in any geographic area; (B) that require a Group Company to conduct any business on a “most favored nations” basis with any third party; or (C) that provide for “exclusivity” or any similar requirement in favor of any third party;

(v) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which a Group Company holds a leasehold interest and which involve payments to the lessor thereunder in excess of seven hundred thousand euros (€700,000) per year;

(vi) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness) for an aggregate amount in excess of seven hundred thousand euros (€700,000); and

(x) all Contracts relating to the voting or control of the Equity Interests of a Group Company or the election of directors of a Group Company (other than the organizational documents of a Group Company).

As of the Signing Date, the Group Companies have made available to Parent true and correct copies in all material respects of all Material Contracts, including amendments thereto that are material in nature and in possession of the Group Companies.

(b) As of the Signing Date, each Material Contract is a valid and binding agreement of the applicable Group Company and the other parties thereto, and is in full force and effect, and neither the Company nor, to the Company’s knowledge, any other party thereto, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. No notice of amendment or termination of any such Material Contract has been served or received by the Company (or any Company Subsidiary). No party to a Material Contract of the Company or each of any Company Subsidiary has, or threatened to, during the 12 months prior to the execution of this Agreement, (i) ceased or materially reduced its trading with, or supplying to, the Company or any Company Subsidiary or (ii) not renewed or modified any Material Contract.

(c) Each Contract with any Governmental Authority in existence as of the date of this Agreement was legally awarded to the applicable Group Company.

Section 4.18 Property and Assets.

(a) Leased Property.

(i) Section 4.18(a)(i) of the Company Disclosure Schedules sets forth a list of all Leases to which the Company or a Company Subsidiary is a party (“Company Leases”). With respect to each Company Lease, as the case may be:

(A) each Company Lease is valid, binding and in full force and effect;

(B) all rents and additional rents and other sums, expenses and charges due thereunder have been paid;

(C) the lessee has been in peaceable possession since the commencement of the original term thereof;

(D) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor;

(E) there exist no default or event of default thereunder by the lessee; and

(F) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder,

; in cases of each of clauses (A) through (F), other than as would not reasonably be expected to, individually or in the aggregate, have a material effect on the Group Companies, taken as a whole.

(ii) The Company or a Company Subsidiary, as the case may be, holds the leasehold estate on the Company Leases free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located.

(b) No Owned Real Property. The Company and its Subsidiaries do not own any real property.

(c) Tangible Personal Property.

(i) Except as would not have a Company Material Adverse Effect, the Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.

(ii) Each Group Company has good, valid, and marketable title in and to, or in the case of the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Financial Statements, and no such asset is subject to any Liens (other than Permitted Liens), in each case, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, each Group Company’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, necessary for each Group Company to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

Section 4.19 Insurance.

(a) As of the Signing Date, Section 4.19(a) of the Company Disclosure Schedules sets forth, (i) with respect to each material insurance policy (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) under which the Company or a Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage, and (ii) the Company’s loss runs with respect to all commercial automobile, commercial general liability, employment practices liability insurance, directors and officers liability insurance, physical damage, cargo, cyber, excess, surplus and umbrella coverages, customary for the type and scope of its properties and businesses. True, complete, and correct copies or comprehensive summaries of such material insurance policies have been made available to Parent.

(b) With respect to each such insurance policy required to be listed on Section 4.19(a), (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute noncompliance with or breach or default under the policy or entitle any insurer to terminate or cancel any such policy, (iii) as of the Signing Date no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (iv) as of the Signing Date, all premium with respect to such policies covering all periods up to and including the Closing Date have been paid or will be paid when due and no notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other with respect to any policy which was not replaced on substantially similar terms prior to the date of such cancellation, non-renewal, disallowance or reduction in coverage or claim or termination. None of the Group Companies has made any material claim against an insurance policy as to which the insurer has denied coverage.

Section 4.20 Accounts Payable The accounts payable and accounts receivable of the Group Companies reflected on the most recent balance sheet included in the Financial Statements, and all accounts payable and accounts receivable of the Group Companies arising subsequent to the date of the most recent balance sheet included in the Financial Statements, arose from bona fide transactions of the Group Companies in the ordinary course of business consistent with past practice.

Section 4.21 Affiliate Transactions Except as disclosed in the Company Audited Financial Statements and except as set forth on Section 4.21 of the Company Disclosure Schedules, the Group Companies have not entered into any agreements with any of the Shareholders, Affiliates, current or former director or officer of the Group Companies or any immediate family member or Affiliate of any of the foregoing other than (a)  agreements related to employment (including payment of salary, employee benefits, indemnification arrangements and other compensation), (b) reimbursement of shareholders’ accounts, (c) the Additional Agreements, or (d)  agreements entered into after date of this Agreement that are either permitted pursuant to or entered into in accordance with Section 6.1(a). To the Knowledge of the Company and except as disclosed in the Company Audited Financial Statements and except as set forth on Section 4.21 of the Company Disclosure Schedules, no Shareholders, Affiliates, current or former director or officer of the Group Companies or any immediate family member or Affiliate of any of the foregoing owns any property, tangible or intangible, used by a Group Company, has any economic interest in any Contracts with the Company or any Contracts that a Group Company or its assets or properties are bound by, or is a borrower or lender, as applicable, under any Indebtedness owed by or to a Group Company, other than with respect to advances to employees for expenses in the ordinary course of business.

Section 4.22 Top Customers, Vendors and Suppliers

(a) Section 4.22(a) of the Company Disclosure Schedules sets forth the top 5 customers of the Group Companies for the year ended December 31, 2025 (collectively, the “Material Customers)” and the amount of consideration paid by each Material Customers to the Group Companies during such periods. No such Material Customer has expressed, in writing, to the Group Companies (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with any Group Company or (ii) that Group Companies is in material breach of the terms of any Contract with such Material Customer.

(b) Section 4.22(b) of the Company Disclosure Schedules sets forth the top 5 vendors to and/or suppliers of the Group Companies (by spend amount) for the year ended December 31, 2025 (collectively, the “Material Suppliers”)” and the amount of consideration paid to each Material Supplier by the Group Companies during such periods. No such Material Supplier has expressed, in writing, to the Group Companies (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Group Companies or (ii) that any Group Company is in material breach of the terms of any Contract with such Material Supplier.

Section 4.23 Finders’ Fees. Except for Lazard, Pegasus Finance, Jefferies, none of the Group Companies nor any of their Affiliates have incurred any liability or obligation to any party for any brokerage, investment bankers’ or finders’ or other intermediary fees, or commissions in connection with the Transactions.

Section 4.24 Powers of Attorney and Suretyships. None of the Group Companies has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

Section 4.25 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV and any certificate delivered at the Closing (in each case, as qualified by the Company Disclosure Schedule), none of the Company, the Company Subsidiaries, or any other Person (a) makes any representation or warranty, express or implied, including as to condition, merchantability, suitability, or fitness for a particular purpose of any of the Business or any of the properties or assets of the Company and the Company Subsidiaries, or (b) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, any Company Subsidiary, or the Business (including any representation or warranty of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts, or other forward looking financial information concerning the future revenue, income, profit, or other financial results of the Company and the Company Subsidiaries).

Article V. REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES

The Parent Parties, jointly and severally, hereby represent and warrant to the Company that, except as disclosed in the Parent SEC Documents filed prior to the Signing Date or as set forth in the disclosure schedules delivered by the Parent Parties to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule(s)”, and together with the Company Disclosure Schedules, as the context so requires, the “Disclosure Schedules”), each of the following representing representations and warranties is true, complete, and correct as of the Signing Date and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The Parties agree that any reference to numbered and lettered sections and subsections of this Article V will only refer to the section or subsection being referenced; provided that where it is apparent on the face of a disclosure under a particular Disclosure Schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other Sections of this Agreement, such disclosure may also be deemed to be relevant to such other Sections.

Section 5.1 Corporate Existence and Power.

(a) Parent is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Parent Merger Sub is a company duly incorporated, validly existing and in good standing under the Laws of France.

(b) Each of the Parent Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

Section 5.2 Authorization.

(a) The execution, delivery and performance by each of the Parent Parties of this Agreement and the Additional Agreements (to which it is a party) and the consummation by each of the Parent Parties of the Transactions are within the corporate powers of such Parent Parties and have been duly authorized by all necessary corporate action, including the Parent Board Recommendation, on the part of the Parent Parties to the extent required by their respective Organizational Documents, other than the Required Parent Shareholder Approval, the sole shareholder approval of Parent Merger Sub approving the Reincorporation Merger, and the required approval of the Merger by the shareholders of Parent Surviving Corporation. This Agreement has been duly executed and delivered by the Parent Parties and it and the Additional Agreements (to which each of them is a party) will constitute upon execution and delivery by all parties, a valid and legally binding agreement of the Parent Parties, enforceable against them in accordance with their representative terms except for the Enforceability Exceptions.

(b) Parent Board Approval; Parent Shareholder Vote. The Parent Board (including any required committee or subgroup of the Parent Board) and the sole member of Parent Merger Sub have, as of the date of this Agreement, unanimously (i) approved and declared the advisability of this Agreement, the other Additional Agreements, and the consummation of the Transactions, and (ii) determined that the consummation of the Transactions is in the best interest of, as applicable, the Parent and shareholders of Parent (as a whole). Other than the Required Shareholder Approval, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the Transactions.

Section 5.3 Governmental Authorization. None of the execution, delivery, or performance by the Parent Parties of this Agreement or any Additional Agreements to which they are a party, requires any consent, approval, license, or other action by or in respect of, or registration, declaration, or filing with any Governmental Authority other than (a) the filing of the Reincorporation Plan of Merger, and other related documents required by the Cayman Companies Act with the Cayman Registrar and the publication of notification of the Reincorporation Merger in the Cayman Islands Government Gazette pursuant to the Cayman Companies Act, (b) the filing of the Reincorporation Plan of Merger, the Draft Merger Agreement, and other related documents required by the French Commercial Code with the French Registrar and the publication of notification of the Mergers in a journal authorized to publish legal notices in France (journal d’annonces légales) pursuant to the French Commercial Code, (c) the SEC or applicable Principal Market approval required to consummate the Transactions, and (d) any notifications or other filings required under applicable Antitrust Laws.

Section 5.4 Non-Contravention. Subject to the receipt of the Required Parent Shareholder Approval, none of the execution, delivery, or performance by the Parent Parties of this Agreement or any Additional Agreements to which it is or will be a party does or will (a) contravene or conflict with the Organizational Documents of any such Parent Party, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to any such Parent Party, or by which the Parent Parties’ assets or properties may be bound, in any material respect; (c) except for the Contracts listed on Section 5.4 of the Parent Disclosure Schedule, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of any such Parent Party or require any payment or reimbursement or result in a loss of any benefit relating to the business to which the Parent Parties are entitled, or impose any other liability, directly or indirectly, on the Parent Parties, under any provision of any Contract or other instrument or obligations binding upon the Parent Parties or by which any of the Parent Ordinary Shares or any of the Parent Parties’ assets or properties is or may be bound or any Permit, (d) result in the creation or imposition of any Lien (except Permitted Liens) on any of the Parent Ordinary Shares or any Parent Parties’ assets or properties, or (e) cause a loss of any material benefit relating to the business to which the Parent Parties are or may be entitled under any provision of any permit or Contract binding upon the Parent Parties in the case of (c) through (e), other than as would not be reasonably expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.5 Capitalization.

(a) Parent.

(i) As of the Signing Date, the authorized share capital of Parent is $55,500 divided into (i) 500,000,000 Parent Class A Ordinary Shares, (ii) 50,000,000 Parent Class B Ordinary Shares and (iii) 5,000,000 preference shares of a par value of $0.0001 each (“Parent Preference Shares”), of which (A) 18,034,273 Parent Class A Ordinary Shares are issued and outstanding as of the Signing Date, (B) 9,583,333 Parent Class B Ordinary Shares are issued and outstanding as of the Signing Date and (C) no Parent Preference Shares are issued and outstanding as of the Signing Date.

(ii) All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound.

(iii) Except as set forth in Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(iv) As of the Signing Date there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of Parent exercisable or exchangeable for Parent Ordinary Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity securities of Parent, or for the repurchase or redemption by Parent of shares or other equity securities of Parent or the value of which is determined by reference to shares or other equity securities of Parent, and as of the Signing Date there are no voting trusts, proxies or agreements of any kind which may obligate Parent to issue, purchase, register for sale, redeem or otherwise acquire any Parent Ordinary Shares or other equity securities of Parent.

(b) Parent Merger Sub.

(i) Upon the execution of this Agreement, the authorized share capital of Parent Merger Sub will be €1,000 divided into 100 Parent Merger Sub Shares, of which one Parent Merger Sub Share is issued and outstanding as of such time and held by Parent. No other voting securities of Parent Merger Sub are issued, reserved for issuance or outstanding.

(ii) All issued and outstanding Parent Merger Sub Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Parent Merger Sub’s Organizational Documents or any contract to which Parent Merger Sub is a party or by which Parent Merger Sub is bound.

(iii) Except as set forth in Parent Merger Sub’s Organizational Documents, there are no outstanding contractual obligations of Parent Merger Sub to repurchase, redeem or otherwise acquire any Parent Merger Sub Shares or any capital equity of Parent Merger Sub. There are no outstanding contractual obligations of Parent Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(iv) Parent Merger Sub is a wholly owned subsidiary of Parent and was formed for the sole purpose of the Reincorporation Merger. There are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of SPAC exercisable or exchangeable for Parent Merger Sub Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity securities of Parent Merger Sub, or for the repurchase or redemption by Parent Merger Sub of shares or other equity Securities of Parent Merger Sub or the value of which is determined by reference to shares or other equity securities of Parent Merger Sub, and there are no voting trusts, proxies or agreements of any kind which may obligate Parent Merger Sub to issue, purchase, register for sale, redeem or otherwise acquire any Parent Merger Sub Shares or other equity securities of Parent Merger Sub.

(c) Issuance of Shares. The shares issued as Merger Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of any Liens and not subject to or issued in violation of any right of any third party pursuant to any contract to which the Parent Parties are bound, applicable Law or the Parent Parties’ Organizational Documents.

Section 5.6 Subsidiaries. Other than Parent Merger Sub, Parent has no other Subsidiaries.

Section 5.7 Parent Disclosures and Reporting Obligations.

(a) Parent SEC Documents.

(i) Parent has timely filed or furnished all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act and the Securities Act, (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Parent SEC Documents”) and will file or furnish all such forms, reports, schedules, statements and other documents required to be filed or furnished by the Parent Parties subsequent to the Signing Date with the SEC pursuant to the Exchange Act and the Securities Act (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Proxy Statement/Prospectus, (the “Additional Parent Parties SEC Documents”). Parent has made available to the Company true, complete, and correct copies of the Parent SEC Documents, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least five days prior to the Signing Date.

(ii) The Parent SEC Documents, as of their respective dates of filing, complied, and the Additional Parent Parties SEC Documents, as of their respective dates of filing, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Parent is, and following the Reincorporation Merger, the Parent Surviving Corporation will be, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(iii) The Parent SEC Documents did not, and the Additional Parent Parties SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent Parties SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(iv) As of the Signing Date, there are no outstanding or unresolved comments from the SEC with respect to the Parent SEC Documents. To the knowledge of Parent and, following the Reincorporation Merger Effective Time, the Parent Surviving Corporation, none of the Parent SEC Documents and the Additional Parent Parties SEC Documents is subject to ongoing SEC review or investigation.

(b) Parent Parties Financial Statements.

(i) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent Parties SEC Documents (collectively, the “Parent Parties Financial Statements”) are true, complete and accurate, were prepared from the books and records of the Parent Parties, which books and records are, in all material respects, true complete and correct and have been maintained in all material respects in accordance with commercially reasonable business practices and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis throughout the periods involved, and comply in all material respects with the rules and regulations of the SEC, the Exchange Act and the Securities Act, as applicable, the financial position of the Parent Parties as of the dates thereof and the results of operations, shareholders’ equity and cash flows of the Parent Parties for the periods reflected therein.

(ii) The Parent Parties Financial Statements have been prepared in accordance with all applicable GAAP requirements issued by the PCAOB.

(iii) No financial statements other than those of Parent and the Parent Surviving Corporation, as applicable, are required by GAAP to be included in the consolidated financial statements of Parent and the Parent Surviving Corporation, respectively.

(c) There are no off-balance sheet liabilities (“engagements hors bilan”), contingent obligations under any guarantee, indemnity, comfort letter or other assurance of payment or security of whatever nature for, or that the Parent Parties have otherwise agreed to become directly liable for, any obligation of any third party. The accounting records of the Parent Parties are (a) in the possession of the Parent Parties or under its control, (b) up-to-date, (c) have been fully and accurately maintained in all material respects and are kept by the Parent Parties and each of their respective Subsidiaries in accordance with Laws and (d) there are no material inaccuracies or discrepancies of any kind contained or reflected in them.

(d) Internal Controls, etc.

(i) Since formation Parent has, and from the date of the Reincorporation Merger Effective Time, the Parent Surviving Corporation will have timely filed all certifications and statements required by (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (B) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to any Parent SEC Documents and Additional Parent Parties SEC Documents, as applicable. Each such certification is correct and complete.

(ii) Parent has and, following the Reincorporation Meger Effective Time, the Parent Surviving Corporation will have, established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) that are sufficient to provide reasonable assurance regarding the reliability of Parent’s and, following the Reincorporation Merger Effective Time, the Parent Surviving Corporation’s financial reporting and the preparation of Parent’s and, following the Reincorporation Merger Effective Time, the Parent Surviving Corporation’s, financial statements for external purposes in accordance with GAAP.

(iii) Except as described in the Parent SEC Documents and the Additional Parent Parties SEC Documents, neither Parent (including any employee thereof) nor Parent’s independent auditors has and, following the Reincorporation Merger Effective Time, the Parent Surviving Corporation (including any employee thereof) nor the Parent Surviving Corporation’s independent auditors have identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent and the Parent Surviving Corporation, (B) any fraud, whether or not material, or whistle-blower allegation that involves Parent’s or the Parent Surviving Corporation’s management or other employees or consultants who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or the Parent Surviving Corporation, as applicable, or (C) any claim or allegation regarding any of the foregoing.

(e) Information Supplied.

(i) None of the information supplied or to be supplied by any Parent Party for inclusion or incorporation by reference (A) in any Current Report on Form 8-K, Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 6-K, or Annual Report on Form 20-F, and any exhibits or amendments thereto or any other report, form, registration, or other filing made with any Governmental Authority or stock exchange with respect to the Transactions, or (B) in the Registration Statement, including the Proxy Statement/Prospectus and any other the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the Transactions will, at the date of filing, effectiveness, mailing or meeting of the shareholders, as the case may be, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(f) Listing and Reporting Matters.

(i) As of the Signing Date, the Parent Class A Ordinary Shares, Parent Units, and Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Market under the symbols “BBCQ,” “BBCQU” and “BBCQW,” respectively.

(ii) As of immediately following the Reincorporation Merger Effective Time, the Parent Surviving Corporation Ordinary Shares and Parent Surviving Corporation Warrants will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on the Nasdaq Global Market.

(iii) Parent is, and following the consummation of the Reincorporation Merger, the Parent Surviving Corporation will be, in compliance with the rules of Nasdaq and there is no Action pending or, to the knowledge of Parent (and following the consummation of the Reincorporation Merger, the Parent Surviving Corporation), threatened against the Parent Parties by Nasdaq or the SEC with respect to any intention by such entity to enter a final non-appealable Action to deregister the Parent Class A Ordinary Shares, Parent Warrants, or Parent Units or terminate the listing of Parent Ordinary Shares, Parent Warrants, or Parent Units (or, with respect to the Parent Surviving Corporation, the Parent Surviving Corporation Ordinary Shares, Parent Surviving Corporation Warrants, or Parent Surviving Corporation Units or terminate the listing of Parent Surviving Corporation Ordinary Shares, Parent Surviving Corporation Warrants, or Parent Surviving Corporation Units) on the Nasdaq Global Market.

(iv) None of Parent or its Affiliates has taken any action that is designed to terminate the registration of Parent Class A Ordinary Shares, Parent Warrants, or Parent Units under the Exchange Act nor will Parent Surviving Corporation nor its Affiliates take any action after the Reincorporation Merger Effective Time that is designed to terminate the registration of the Parent Surviving Corporation Ordinary Shares or Parent Surviving Corporation Warrants under the Exchange Act, except, in each case, as contemplated by this Agreement. Parent has not received any written or oral notice from Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of Parent Class A Ordinary Shares, Parent Warrants, or Parent Units from the Nasdaq or the SEC and following the Reincorporation Merger Effective Time, will not have received any written or oral notice from Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of Parent Surviving Corporation Ordinary Shares or Parent Surviving Corporation Warrants from Nasdaq or the SEC. From the Signing Date through the Closing, Parent and the Parent Surviving Corporation, as applicable, will promptly notify the Company of any communications or correspondence from Nasdaq with respect to any potential suspension of listing or delisting action contemplated or threatened by Nasdaq.

(g) Investment Company. No Parent Party is or will be an “investment company” within the meaning of the Investment Company Act.

Section 5.8 Business Activities.

(a) Since its incorporation, Parent has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination.

(b) Except as set forth in the Memorandum and Articles of Association of Parent, there is no agreement, commitment, or Order binding upon Parent or to which Parent is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted as of the Closing.

(c) Parent Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the Signing Date and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Additional Agreement to which it is a party, as applicable, and the Transactions, as applicable.

(d) Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(e) Except for this Agreement and the Transactions, neither Parent nor Parent Merger Sub has any interests, rights, obligations, or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(f) Debts and Liabilities.

(i) There is no liability, debt, or obligation against Parent or its Subsidiaries, except for liabilities and obligations (A) reflected or reserved for on Parent’s consolidated balance sheet as of January 9, 2026 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved, or disclosed as are not and would not be, in the aggregate, material to Parent and its Subsidiaries, taken as a whole), (B) that have arisen since the date of Parent’s consolidated balance sheet as of January 9, 2026 in the ordinary course of the operation of business of Parent and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Parent and its Subsidiaries, taken as a whole), (C) disclosed in the Parent Disclosure Schedules, or (D) incurred in connection with or contemplated by this Agreement and/or the Transactions.

(ii) As of the Signing Date, other than the Working Capital Loans, Parent does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any indebtedness for borrowed money.

(iii) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent and, following the Reincorporation Merger Effective Time, there will be no outstanding loans or other extensions of credit made by the Parent Surviving Corporation to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Parent Surviving Corporation. Parent has not taken and the Parent Surviving Corporation will not take any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(iv) Except for this Agreement and the Additional Agreements including any agreements permitted by Section 6.1 or as set forth on Section 5.8(f)(iv) to the Parent Disclosure Schedules, no Parent Party is, and at no time has been, party to any Contract with any other Person that would require payments by any Parent Party in excess of $30,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts, other than this Agreement and the Additional Agreements (including any agreements permitted by Section 6.1 and Contracts set forth on Section 5.8(f) to the Parent Disclosure Schedules).

Section 5.9 Trust Account.

(a) As of the Signing Date, Parent has at least $288,000,000 in the trust account established by Parent for the benefit of its public shareholders in a United States-based account, maintained by the Trustee, acting as trustee (the “Trust Account”) pursuant to the Investment Management Trust Agreement, and such monies are invested in “government securities” (as such term is defined in the Investment Company Act) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement.

(b) The Investment Management Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the Trustee, enforceable in accordance with its terms, except as may be limited by Enforceability Exceptions. The Investment Management Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Parent, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate agreements, side letters, arrangements or other agreements or understandings (whether written, unwritten, express or implied) that would (i) cause the description of the Investment Management Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person to any portion of the funds in the Trust Account, except to the extent that Parent may convert all of the assets held in the Trust Account into cash provided that Parent does not consummate an initial business combination within the time prescribed in the Prospectus and the Parent Organizational Documents, or (ii) entitle any Person other than shareholders of Parent who will have elected to redeem their Parent Class A Ordinary Shares or the underwriters of Parent’s initial public offering in respect of their Deferred Discount (as defined in the Investment Management Trust Agreement) to any portion of the proceeds in the Trust Account.

(c) Parent has not released any monies from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Investment Management Trust Agreement).

(d) Prior to the Closing, none of the funds held in the Trust Account have been or are permitted to be released, except in the circumstances described in the Organizational Documents of Parent and the Investment Management Trust Agreement.

(e) Parent has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with the Investment Management Trust Agreement, and, to the knowledge of the Parent Parties, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder.

(f) As of the Signing Date, there are no claims or Proceedings pending or, to the Parent Parties’ knowledge threatened with respect to the Trust Account.

(g) As of the Signing Date, no Parent Shareholder will be entitled to receive any amount from the Trust Account except to the extent such Parent Shareholder will have elected to tender its Parent Class A Ordinary Shares for redemption.

(h) As of the Signing Date, assuming the accuracy of the representations and warranties of the Company contained in this Agreement and the compliance by the Company with its respective obligations under this Agreement, Parent has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent or, as applicable, the Surviving Corporation, on the Closing Date.

(i) Upon the consummation of the Transactions, the Parent Parties will have no further obligation under either the Investment Management Trust Agreement or their Organizational Documents to liquidate or distribute any assets held in the Trust Account, and the Investment Management Trust Agreement will terminate in accordance with its terms.

Section 5.10 Pre-PIPE and PIPE Investments. The Parent Parties have delivered to the Company a true, correct and complete copy of the Pre-PIPE SPA entered in connection with the execution of this Agreement and will deliver promptly any additional PIPE SPAs entered into after the date hereof. The Pre-PIPE SPA is and each additional PIPE SPA, when delivered, will be (i) a legal, valid, and binding obligation of the Parent Parties and, to the knowledge of the Parent Parties, each Pre-PIPE Investor and any other PIPE Investor and (ii) enforceable against the Parent Parties and, to the knowledge of the Parent Parties, each Pre-PIPE Investor and any other PIPE Investor, subject to the Enforceability Exceptions. The Pre-PIPE SPA is and each additional PIPE SPA, when delivered will be, in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Parent Parties. There are no other agreements, side letters, or arrangements between the Parent Parties and any Pre-PIPE Investor or, following the entry into any additional PIPE SPA, the Parent Parties and any additional PIPE Investor, relating to any PIPE SPA or Subscription Agreement or the Pre-PIPE Investment or any other PIPE Investment that could (i) affect the obligation of such Pre-PIPE Investors to purchase Pre-PIPE Convertible Bonds or the Pre-PIPE Warrants equal to the commitment amount set forth in the Pre-PIPE SPA or (ii) affect the obligation of any additional PIPE Investors to purchase their committed amounts as set forth in any additional PIPE SPAs. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Parent Parties under any term or condition of the Pre-PIPE SPA, any other PIPE SPA or any Subscription Agreement and no Parent Party has any reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the Pre-PIPE SPA, any other PIPE SPA or any Subscription Agreement.

Section 5.11 Tax Matters.

(a) Each of the Parent Parties has timely filed all material Tax Returns required by applicable Law to be filed them, all material Taxes (whether or not shown on any Tax Returns) due and owing by the Parent Parties have been timely paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP, and all such Tax Returns were true, complete, and correct in all material respects.

(b) There is no Action pending, being conducted or threatened in writing against the Parent Parties in respect of any material Tax, nor has any claim, assessment or deficiency for any material Tax been asserted in writing by any Tax Authority that has not been resolved or settled in full.

(c) No written claim has been made by any Tax Authority in a jurisdiction where the Parent Parties has not filed a Tax Return that it is or may be subject to any Tax Return filing requirements or Taxation by such jurisdiction.

(d) No Parent Party is a party to or bound by any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the ordinary course of business and not relating primarily to Taxes).

(e) The Parent Parties have withheld and timely paid to the appropriate Governmental Authority all material Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party and has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

(f) No Parent Party has an outstanding request for any extension of time within which to pay any material Taxes or file any material Tax Returns (other than automatic extensions requested in the ordinary course), and there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of any Parent Party that will remain outstanding as of the Closing Date.

(g) No Parent Party has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) No Parent Party has been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise, or similar agreement with any Tax Authority in respect of which such Parent Party could have any material Tax Liability after the Closing. No Parent Party has any request for a ruling in respect of material Taxes pending between the Parent and any Tax Authority.

(i) The Parent Parties are not aware of the existence of any fact or circumstances, nor has taken or agreed to take any action or has omitted to take any action, that would reasonably be expected to prevent or impede the Reincorporation Merger from qualifying for the Reincorporation Intended Tax Treatment.

(j) Each of the Parent Parties is, and at all times since its formation has been, properly and validly classified for U.S. federal income Tax purposes as a corporation (within the meaning of the Code), and no election has been made to treat any Parent Party other than as a corporation for U.S. federal income Tax purposes.

(k) There are no Liens for Taxes upon any assets of the Parent Parties other than Permitted liens described in clause (c) of the definition of such term.

(l) No Parent Party has any material liability for the Taxes of any Person (other than a Parent Party) as a result of being a member of an affiliated, aggregate, combined, consolidated, or unitary group, as a transferee or successor, by Contract (other than any Contract entered into in the ordinary course of business and not relating primarily to Taxes), or otherwise by Law.

(m) No Parent Party will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of (i) any use of an improper or change in method of accounting before Closing, (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed before Closing, (iii) any installment sale or open transaction disposition made before the Closing, (iv) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), (v) prepaid amount received or deferred revenue accrued before the Closing outside the ordinary course, or (vi) an election under Section 108(i) of the Code made before the Closing.

(n) No Parent Party is resident for income Tax purposes or has a “permanent establishment” (within the meaning of the applicable Tax treaty or convention) in a country other than the country in which it is organized.

(o) No Parent Party has participated in a “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Treasury Regulations 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or non-U.S. Law).

(p) Each of the Parent Parties is, and at all times since their respective formations has been, properly and validly classified for French income tax purposes as a corporation (within the meaning of the French Tax Code), and no election has been made to treat any Parent Party as other than as a corporation for French income tax purposes.

(q) The Parent Surviving Corporation agrees to take all actions necessary or appropriate to ensure that the Merger qualifies for the French Tax-Favored Merger Regime, including making the Article 210 A Commitments in the Draft Merger Agreement and complying with such commitments following the Merger Effective Time.

Section 5.12 Legal and Regulatory Matters.

(a) Compliance with Laws.

(i) General. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2023, (A) no Parent Party has materially violated an applicable law, and (B) to the knowledge of the Parent Parties, no Action by any Governmental Authority is pending or threatened alleging any such violation by the Parent Parties.

(ii) International Trade Matters; Anti-Bribery Compliance.

(A) The Parent Parties, and each of its officers, directors, managers, employees, or, to the knowledge of the Parent Companies, agents, subcontractors, and vendors and other Persons acting on behalf of the Parent Companies, (I) are, and have been for the past three years, in material compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and International Trade Laws; (II) are, and have been since April 24, 2019, in material compliance with all applicable Sanctions Laws; and (III) have, as has been material, obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the Sanctions Laws and International Trade Laws, and the provision of financial services required under Anti-Money Laundering Laws. There are and have since January 1, 2023, been no pending (to the extent that official notice has been provided) or, to the knowledge of the Parent Parties, threatened, Actions against the Parent Parties related to any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions Laws, or International Trade Laws. None of the Parent Parties, or, to the knowledge of the Parent Parties, any of its officers, directors, managers, employees, agents, subcontractors and vendors and other Persons acting on behalf of the Parent Parties (I) is, or has since April 24, 2019, been a Sanctioned Person or a Restricted Person, or (II) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in material violation of applicable Sanctions Laws or International Trade Laws.

(iii) No Market Manipulation. Neither the Parent Parties nor their Affiliates have taken, and they will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Parent Ordinary Shares or, following the Reincorporation Merger Effective Time, the Parent Surviving Corporation Ordinary Shares, to facilitate the sale or resale of the Parent Ordinary Shares or, following the Reincorporation Merger Effective Time, Parent Surviving Corporation Ordinary Shares or affect the price at which the Parent Ordinary Shares or, following the Reincorporation Merger Effective Time, Parent Surviving Corporation Ordinary Shares may be issued or resold; provided, however, that this provision will not prevent the Parent Parties from engaging in investor relations or public relations activities consistent with past practices and permitted by the Securities Act and the Exchange Act.

(iv) CFIUS. Parent (i) it is not a "foreign person" within the meaning of 31 C.F.R. Part 800 and Section 721 of the Defense Production Act of 1950, as amended, and the regulations promulgated thereunder by the Committee on Foreign Investment in the United States (“CFIUS”), and (ii) no foreign person has control over Parent for purposes of CFIUS.

(b) Litigation. There is no Action (or, to the knowledge of Parent, any basis therefor) pending against or involving any Parent Party, any of its officers or directors (in their capacities as such) or any of its securities or any of its assets or Contracts before any Governmental Authority, except as would not be material to the Parent Parties, taken as a whole, or which in any manner challenges or seeks to prevent, enjoin, alter, or delay the Transactions, this Agreement or the Additional Agreements. There are no outstanding judgments against the Parent Parties. No Parent Party is, or has previously been, to the knowledge of the Parent Parties, subject to any Order with any Governmental Authority.

Section 5.13 Employee Matters.

(a) Other than any officers as described in the Parent SEC Documents, the Parent Parties have no and have never had any employees on their payroll, and have never retained any contractors, other than professional consultants and professional advisors.

(b) Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any officer or director.

(c) The Parent Parties have never and do not currently maintain, sponsor, or contribute to (and never have been, and are not, required to maintain, sponsor or contribute to), and never have, do not have and could not reasonably be expected to have, any current or contingent obligation or liability (including on account of an ERISA Affiliate) with respect to, any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other employment, individual consulting, retention, termination, severance, separation, transition, incentive, equity or equity-based, deferred compensation, change in control, bonus, retirement, pension, savings, health, welfare, paid time off, retiree or post-termination health or welfare, fringe benefit, or any other compensation or benefit plan, agreement, arrangement, policy or program, including such plans, agreements, arrangements, policies, and programs providing compensation or benefits to any current or former director, officer, employee or other service provider of the Parent Parties.

Section 5.14 Sponsor Agreement.

(a) Parent has delivered to the Company a true, complete, and correct copy of the sponsor agreement, dated January 7, 2026, by and between Parent and the Sponsor (the “Sponsor Agreement”).

(b) The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent.

(c) The Sponsor Agreement is a legal, valid, and binding obligation of Parent and, to the knowledge of Parent, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of the Sponsor Agreement.

Section 5.15 Fairness Opinion. The special committee of the board of directors of Parent has received the opinion of Newbridge Securities Corporation to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other conditions contained therein, the Merger Consideration is fair, from a financial point of view, to the Parent Shareholders (other than the Sponsor).

Section 5.16 Affiliate Transactions. Except as set forth in Section 5.16 of the Parent Disclosure Schedules, Parent is not and, following its formation, Parent Merger Sub, and following the Reincorporation Merger Effective Time, the Parent Surviving Corporation will not be a party to any transaction, agreement, arrangement, or understanding with any (a) present or former executive officer or director of Parent or the Parent Surviving Corporation, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Parent or the Parent Surviving Corporation, or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing. None of the persons set forth in clause (a) owes any amount to Parent, Parent Merger Sub, or the Parent Surviving Corporation or owns any material assets, tangible or intangible, of the business of Parent, Parent Merger Sub, or the Parent Surviving Corporation.

Section 5.17 Finders’ Fees. The Parent Parties have not incurred any liability or obligation to any party for any brokerage, investment bankers’ or finders’ fees, or commissions in connection with the Transactions.

Section 5.18 No Other Representations and Warranties. Except for the representations and warranties contained in this Article V and any certificate delivered at the Closing (in each case, as qualified by the Parent Disclosure Schedule), none of the Parent, Parent Merger Sub, or any other Person (a) makes any representation or warranty, express or implied, including as to condition, merchantability, suitability, or fitness for a particular purpose of any of the business or any of the properties or assets of Parent or Parent Merger Sub, or (b) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or Parent Merger Sub (including any representation or warranty of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts, or other forward looking financial information concerning the future revenue, income, profit, or other financial results of Parent or Parent Merger Sub).

Article VI. MUTUAL COVENANTS OF THE PARTIES

Section 6.1 Conduct of the Businesses.

(a) From the Signing Date until the earlier of (I) the date this Agreement is terminated in accordance with Article X and (II) the Closing Date (such period the “Interim Period”), except in the case of actions by the Company, if Parent will otherwise have given prior written consent (which consent will not be unreasonably conditioned, withheld, or delayed), or, in the case of actions by any of the Parent Parties, if the Company will otherwise have given prior written consent (which consent will not be unreasonably conditioned, withheld or delayed) and except (x) as set forth on Section 6.1 of the Company Disclosure Schedules or Parent Disclosure Schedules, as applicable, and (y) subject to Section 6.1(b), or (z) as required by applicable Law, each Party will, and the Company will cause its Subsidiaries to, conduct their respective businesses only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices and will use its commercially reasonable efforts to preserve intact their business operations, goodwill and relationships with employees, clients, suppliers and other third parties with whom it has business relationships. Without limiting the generality of the foregoing, during the Interim Period, except (x) as expressly required or permitted by this Agreement or any Additional Agreement, (y) in the case of the Company and any Company Subsidiary, as set forth on Section 6.1 of the Company Disclosure Schedules, or in the case of Parent or Parent Merger Sub, as set forth on Section 6.1 of the Parent Disclosure Schedules or (z) as required by applicable Law, without the prior written consent of the other Party (which will not be unreasonably conditioned, withheld or delayed), the Company (on its behalf and on behalf of any Subsidiary) and each Parent Party agrees that it will not:

(i) amend, modify or supplement its Organizational Documents or, in respect of the Parent Parties, the Investment Management Trust Agreement, other than pursuant to this Agreement;

(ii) (x) with respect to the Company or any Company Subsidiary, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Material Contract in a manner that is materially adverse to the interests of the Company or any Company Subsidiary, as applicable, or (y) with respect to Parent, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, the Investment Management Trust Agreement (other than ministerial changes that do not have an economic impact);

(iii) solely with respect to the Company or any Company Subsidiary, enter into any contract, agreement, license or, commitment, after the date of this Agreement, including for capital expenditures, that would be considered a Material Contract and would obligate the payment of more than €5,000,000 (individually or in the aggregate), except for entry into any Contract in the ordinary course of business consistent with past practice;

(iv) solely with respect to the Company or any Company Subsidiary, make any capital expenditures in excess of €10,000,000 (individually or in the aggregate), except for in the ordinary course of business consistent with past practice;

(v) sell, assign, transfer, lease, license, sublicense, convey, pledge or otherwise encumber or subject to any Lien (other than a Permitted Lien), abandon, cancel, fail to maintain, or otherwise dispose of any of the Company’s or Company Subsidiary’s, or Parent’s, as applicable, material tangible or intangible assets or assets covered by any Contract except (A) pursuant to existing contracts or commitments disclosed in this Agreement, (B) sales of Inventory or licenses in the ordinary course consistent with past practice, and (C) not exceeding €5,000,000 in the aggregate;

(vi) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any Shareholder (other than, in the case of any Shareholder who is an employee, payments of salary accrued in said period at the current salary rate;

(vii) obtain or incur or guarantee any loan or other Indebtedness, except for trade payables in the ordinary course of business consistent with past practice (except for the Working Capital Loans);

(viii) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(ix) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets other than in the ordinary course of business consistent with past practice;

(x) extend any loans other than travel or other expense advances to employees in the ordinary course of business;

(xi) issue, redeem or repurchase any share capital or capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its share capital or capital stock, other than in connection with the Pre-PIPE Investment, any other PIPE Investment or as otherwise contemplated by this Agreement or any Additional Agreement;

(xii) except in the ordinary course of business or as required by the terms of a Company Plan or as required by French law, (A) hire any officer, employee or consultant who would receive annual base compensation in excess of $200,000 or to hold an executive level position, (B) materially increase the severance or change of control benefits offered to any current or new employees, directors or consultants, or (C) pay any bonus or make any profit-sharing or similar payment to, or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants;

(xiii) make, change or revoke any material Tax election or change any annual Tax accounting periods; settle or compromise any material claim, notice, audit report or assessment in respect of material Taxes; amend any material Tax Return; prepare any material Tax Return in a manner which is not consistent with past practice; agree or consent to the extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes with any Governmental Authority, or enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any material Taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes);

(xiv) take or fail to take any actions that would cause or would be reasonably likely to cause any of Parent, Parent Surviving Corporation or the Surviving Corporation, as applicable, to cease being a “foreign private issuer” within the meaning of the rules of the Exchange Act;

(xv) settle or agree to settle any Actions;

(xvi) terminate or modify any material Permit; or

(xvii) undertake any legally binding obligation to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 6.1(a), concurrently with the Closing, all outstanding Liabilities of the Parent Parties that have incurred from reasonable and documented out-of-pocket costs or expenses in connection with the Transactions and all outstanding reasonable and documented out-of-pocket costs or expenses of the Parent Parties incurring in connection with the Transactions will be settled and paid in full by the Surviving Corporation.

Section 6.2 Alternative Transactions.

(a) From the Signing Date through the earlier of termination of this Agreement in accordance with this Agreement and the Closing Date, other than in connection with the Transactions, neither the Company, on the one hand, nor the Parent Parties, on the other hand, will, and such Persons will cause each of their respective Subsidiaries, Affiliates and Representatives not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or knowingly designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” will mean any of the following transactions involving the Company or the Company Subsidiaries or any of the Parent Parties (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Company or the Company Subsidiaries or the Parent Parties in a single transaction or series of transactions.

(b) In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company or any of the Parent Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party will as promptly as practicable (and in any event within two Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and the Parent Parties will keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

Section 6.3 Confidentiality; Publicity; Access to Information.

(a) Confidentiality. The Parties agree that the Confidentiality Agreement will continue in full force and effect during the Interim Period.

(b) Publicity.

(i) The Parties will mutually agree to the text of (i) any initial press release and Parent’s Current Report on Form 8-K announcing the execution and delivery of this Agreement, (ii) any press release and Surviving Corporation’s Current Report on Form 8-K announcing the Closing and (iii) a report on Form 20-F to be filed by the Surviving Corporation to report the closing and to include certain other information required by the Exchange Act, in each case prior to the release and/or filing thereof, as applicable, and will use their respective reasonable efforts to provide the other Parties with all information reasonably requested by the Parties and required to be included by the SEC in such press releases and filings.

(ii) Except as required by Law, any Governmental Authority or stock exchange rule with respect to the Parent SEC Documents, or as required by Section 6.4, and without limiting any party’s obligations under the Confidentiality Agreement, the Parties agree that neither they nor any of their Subsidiaries nor their Representatives will issue any press release or make any other written public disclosure (including to any customers or employees of such Party) concerning the Transactions without the prior approval of the other Party (which consent will not be unreasonably withheld, conditioned or delayed).

(iii) If a Party has determined in good faith and upon advice of its outside legal counsel that it is required to make a press release or other disclosure by Law, such Party will provide the other Party with a copy of the proposed press release or disclosure within a commercially reasonable time period and will consult with the other Party regarding the text of such press release or other disclosure; provided, however, that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analysts conference calls, so long as any such statements contain only information previously disclosed in a public statement, press release or other communication previously approved. Notwithstanding anything to the contrary in this Section, nothing in this Agreement will modify or affect SPAC’s obligations pursuant to Section 6.4. The foregoing will not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent, so long as any communications contain only information previously disclosed in a public statement, press release or other communication previously approved.

(c) Access to Information. Subject to the terms of the Confidentiality Agreement, during the Interim Period, the Company and the Parent Parties will use commercially reasonable efforts and subject to applicable Law to (i) continue to give each other Party, its legal counsel and other Representatives full access to its offices, properties, and Books and Records, (ii) furnish to the other Party, its legal counsel and other Representatives such information relating to the business of the Company or the Parent Parties as such Persons may request, and (iii) cause its respective Representatives to cooperate with the other Party in such other Party’s investigation of its business; provided, however, that no investigation pursuant to this Section 6.3 (or any investigation prior to the Signing Date) will affect any representation or warranty given by the Company or the Parent Parties and, provided further, that any investigation pursuant to this Section 6.3 will be conducted upon reasonable advanced notice and in such manner as not to interfere unreasonably with the conduct of the business of the Company or the Parent Parties. Notwithstanding anything to the contrary in this Agreement, no party will be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege, as reasonably determined upon the advice of outside legal counsel, or (ii) violate any Contract to which it is a party or to which it is subject or applicable Law; provided, that, in the case of each of (i) and (ii), such Party will use reasonable best efforts to provide (x) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or (y) such information in a manner without violating such privilege, Contract or Law.

Section 6.4 Registration Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement, the Company will provide Parent and Parent Merger Sub such information concerning the Company and the Shareholders as is either required by the federal securities laws or reasonably requested by Parent or Parent Merger Sub for inclusion in the Registration Statement. As promptly as practicable following the receipt by Parent and Parent Merger Sub from the Company of such information, including the Company’s Financial Statements pursuant to Section 6.4(g), Parent and Merger Sub will prepare, with the assistance from the Company, and cause to be filed with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement/Prospectus (as defined below) contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Surviving Corporation Shares and Surviving Corporation Warrants to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement/Prospectus, all in accordance with and as required by Parent’s Organizational Documents, Parent Merger Sub’s Organizational Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq or such other Principal Market as agreed to by the Parties.

(b) The Registration Statement will include a proxy statement of Parent, as well as a prospectus for the offering of Surviving Corporation Shares and Surviving Corporation Warrants to Parent’s shareholders, and following the Reincorporation Merger Effective Time, the Merger Consideration Shares to the Shareholders (as amended, the “Proxy Statement/Prospectus”) for the purpose of soliciting proxies from Parent’s shareholders for the matters to be acted upon at the Parent Extraordinary General Meeting and providing the public shareholders of Parent an opportunity, in accordance with Parent’s Organizational Documents and the final IPO prospectus of Parent, dated January 7, 2026 (the “Prospectus”), to elect to have their Parent Class A Ordinary Shares redeemed in conjunction with the shareholder vote on the Parent Party Shareholder Approval Matters.

(c) The Proxy Statement/Prospectus will include proxy materials for the purpose of soliciting proxies from Parent’s shareholders to vote, at an extraordinary general meeting of Parent’s shareholders to be called and held for such purpose (the “Parent Extraordinary General Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the Transactions and the transactions contemplated thereby, including the Mergers, by the Parent’s shareholders in accordance with Parent’s Organizational Documents, the Cayman Companies Act, the French Commercial Code, and the rules and regulations of the SEC and Nasdaq, (ii) the entry into the Reincorporation Plan of Merger and all matters related thereto in accordance with the Cayman Companies Act, (iii) the approval of the entry by Parent Surviving Corporation into the Draft Merger Agreement, following and subject to approval of and consummation of the Reincorporation Merger and the transactions contemplated by the Reincorporation Plan of Merger, (iv) subject to the effectiveness of the Reincorporation Merger pursuant to the Reincorporation Plan of Merger, the adoption of the amended and restated Articles of Association of Parent Surviving Corporation, (v) the adoption of the LTIP, (vi) the adjournment of the Parent Extraordinary General Meeting to a later date or dates, if necessary or convenient, in the reasonable determination of the chairman of Parent (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (y) if Parent determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (z) to facilitate the Reincorporation Merger, the Merger or any other Transaction and (vii) such other matters as the Company and the Parent Parties will hereafter mutually determine to be necessary or appropriate in order to effect the Mergers and the other Transactions (the approvals described in foregoing clauses (i), (ii), (iii), (iv), (v), (vi) and (vii), collectively, the “Parent Party Shareholder Approval Matters”).

(d) In connection with the Registration Statement, Parent, Parent Merger Sub, and the Company will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement requirements set forth in Parent’s Organizational Documents, Parent Merger Sub’s Organizational Documents, the Cayman Companies Act, the French Commercial Code, and the rules and regulations of the SEC and Nasdaq. Without limiting the generality of the foregoing, the Parties will reasonably cooperate in connection with the preparation for inclusion in the Registration Statement and the Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC.

(e) The Parent Parties will provide the Company (and its counsel) with drafts of the Registration Statement, the Proxy Statement/Prospectus, and any amendment or supplement thereto (collectively, the “Transaction Filings”) sufficiently in advance of filing with the SEC and mailing to Parent’s shareholders to permit meaningful review and comment. The Parent Parties will consult with the Company (and its counsel) in good faith with respect to the form and content of the Transaction Filings and will consider in good faith all reasonable comments of the Company.

(f) The Parent Parties will not file the Registration Statement, any amendment or supplement thereto, or any other documents related to the Transactions with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned, or delayed).

(g) The Company will provide the Parent Parties with such reasonable information concerning the Company and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement/Prospectus, or in any amendments or supplements thereto, which information provided by the Company will be updated as necessary and true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they are made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company). To the extent required by applicable SEC rules, any financial statements or financial information so provided will be reviewed or audited by the Company’s independent auditors in accordance with applicable standards.

(h) The Parent Parties and the Company will ensure that the information furnished by them for use in the Transaction Filings is updated as necessary so that, at the time of (i) filing, (ii) mailing to shareholders, and (iii) effectiveness (or declaration of effectiveness) of the Registration Statement, such information does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in light of the circumstances under which they are made, not materially misleading.

(i) The Parent Parties will provide such information concerning each Parent Parties and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement/Prospectus, or in any amendments or supplements thereto, which information provided by the Parent Parties will be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. If required by applicable SEC rules or regulations, such financial information provided by the Parent Parties must be reviewed or audited by the Parent Parties’ auditors.

(j) Each of the Parent Parties and the Company will use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger.

(k) Each of the Parent Parties and the Company will furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement/Prospectus, including its Representatives, non-Party Affiliates and their respective Representatives, or for including in any other statement, filing, notice or application made by or on behalf of the Parent Parties or the Company to the SEC or Nasdaq in connection with the Transactions, including delivering customary tax representation letters to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted.

(l) Promptly after the Registration Statement is declared effective under the Securities Act, the Parent Parties will cause the Proxy Statement/Prospectus to be mailed to shareholders of Parent as promptly as practicable following the effective date of the Registration Statement (but in no event later than three Business Days thereafter except as otherwise required by applicable Law).

(m) The Parent Parties will cause the Proxy Statement/Prospectus to be disseminated to Parent’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Parent Parties’ Organizational Documents

(n) Parent and Merger Sub will, as promptly as reasonably practicable, advise Company of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction, and the Parties will each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(o) Each of the Parent Parties and the Company will cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If any of the Parent Parties or the Company becomes aware that any information contained in the Registration Statement will have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party will promptly inform the other Parties, and (ii) each of the Parent Parties, on the one hand, and the Company, on the other hand, and will cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement.

(p) The Parent Parties and the Company will use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Parent Ordinary Shares, pursuant to applicable Law and subject to the terms and conditions of this Agreement, the Parent Parties’ Organizational Documents and the Company’s Organizational Documents. Each of the Company and the Parent Parties will provide the other Parties with copies of any written comments, and will inform such other parties of any oral comments, that the Parent Parties receive from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and will give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(q) Each of the Parent Parties and the Company will, and will cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company, the Parent Parties and their respective representatives in connection with the drafting of the public filings with respect to the Transactions, including the proxy statement, and responding in a timely manner to comments from the SEC.

(r) Each Party will promptly correct any information provided by it for use in the Proxy Statement/Prospectus (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Each Party will promptly notify the other in writing upon becoming aware of any such circumstance and will promptly provide corrected or supplemental information as necessary to comply with applicable Laws.

Section 6.5 PIPE Investment.

(a) The Parties will use their commercially reasonable efforts to obtain commitments to the PIPE Investment pursuant to PIPE SPAs and Subscription Agreements on terms mutually agreed to by the Parent Parties and the Company. The Parent Parties will provide the Company with drafts of the PIPE SPAs and Subscription Agreements and any amendments or supplements thereto sufficiently in advance of the execution thereof to permit meaningful review and comment. The list of investors to be contacted will be subject to the consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Company’s Supervisory Board. The Parent Parties will consult with the Company in good faith with respect to the terms of the PIPE Investment, the PIPE SPAs and the Subscription Agreements and will not enter into any PIPE SPAs or Subscription Agreements, any amendments or supplements thereto, or any other agreements, side letters or arrangements related to the PIPE Investments without the consent of the Company. The Company and the placement agent will be third-party beneficiaries of certain terms set forth in the PIPE SPAs and Subscription Agreements to be agreed to by Parent, the Company and any placement agent related to such PIPE Investment.

(b) As soon as reasonably practicable after the execution thereof, the Parent Parties will deliver to the Company true, complete, and correct copies of each of the PIPE SPAs and Subscription Agreements, together with any other agreements, side letters, or arrangements between the Parent Parties and any of the counterparty(ies) thereto relating to the PIPE Investment, the Company, the Parent Parties or their respective Affiliates.

(c) The Parent Parties will promptly disclose to the Company the existence of any other agreements, side letters, or arrangements between the Parent Parties and any PIPE Investor relating to any PIPE Investment that could affect the obligations of the PIPE Investors to contribute to the Parent Parties the applicable portion of the PIPE Investment Amount set forth in the PIPE SPAs.

(d) The Parent Parties will notify the Company promptly if any PIPE SPA is no longer in full force and effect or has been withdrawn or terminated, or otherwise amended or modified, in any respect, and if any withdrawal, termination, amendment or modification is contemplated by the Parent Parties.

(e) The Parent Parties will notify the Company promptly if any event occurs that, with or without notice, lapse of time or both, would constitute a default or breach on the part of any Parent Party under any term or condition of any PIPE SPA or if a Parent Party has any reason to believe that any such Parent Party will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any PIPE SPA.

Section 6.6 Reasonable Best Efforts; Further Assurances (a) . Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the Transactions. The Parties will execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the Transactions.

Section 6.7 Equity Incentive Plan. Effective as of (and contingent on) the Closing, the Surviving Corporation will adopt a new equity incentive plan in a form and substance reasonably acceptable to Parent and the Company and which will be approved by the Surviving Corporation’s board of directors (the “LTIP”), and which LTIP will provide for awards for a number of Surviving Corporation Shares up to ten percent (10%), and for the CEO and the Chairman of the Company Board up to one percent (1%), of the aggregate number of Surviving Corporation Shares issued and outstanding immediately after the Closing on a fully-diluted and as-converted basis (after giving effect to the Parent Shareholder Redemptions, if any) (the “LTIP Share Reserve”). Parent and the Company will negotiate further edits to the LTIP (including vesting criteria based on performance conditions) in good faith based on recommendations from the Company’s compensation consultant, which will be incorporated into the LTIP, subject to the approval of the Surviving Corporation’s board of directors, in advance of the Parent Extraordinary General Meeting.

Section 6.8 Antitrust Efforts.

(a) Each of the Company and Parent will promptly (i) make or cause to be made all filings and submissions under any Antitrust Laws required for the consummation of the Transactions, (ii) supply any additional information and documentary material that may be requested by a Governmental Authority in connection with such filings, (iii) respond to any inquiries under Antitrust Laws by a Governmental Authority related to the Transactions, and (iv) coordinate and cooperate with the other, through each Party’s antitrust counsel, in exchanging information and providing such assistance as the other may reasonably request in connection with all of the foregoing. The Company will be responsible for paying 100% of any filing fees required in connection with the foregoing.

(b) The Company and Parent will use reasonable best efforts to obtain as promptly as practicable any required clearance or the expiration or termination of any applicable waiting period from any Governmental Authority and to resolve any objections under Antitrust Laws by any Governmental Authority to this Agreement or consummation of the Transactions.

(c) Each of the Company and Parent will furnish to each other’s outside counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any submission that is necessary in connection with the foregoing.

(d) The Company and Parent will (i) promptly notify each other of any oral or written communication received from any Governmental Authority, and (ii) subject to applicable Law, furnish the other party’s outside counsel with copies of all correspondence, filings, applications, submissions, notifications, documents, and communications between them and their respective Affiliates on one hand, and any Governmental Authority on the other hand, with respect to this Agreement.

(e) Except as may be prohibited by any Governmental Authority and applicable Law, each party will consult and cooperate with the other through each party’s antitrust counsel, and will consider in good faith, the views of the other party, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any suit, claim, action, investigation or proceeding under or relating to Antitrust Laws; provided, however, that nothing in this Agreement will prevent a party from responding to or complying with a subpoena or other legal process required by Law or submitting documents or factual information in response to a request therefor.

(f) To the extent permitted by any such Governmental Authority and to the extent reasonably practical, each party will permit the other party’s outside counsel to be present at each meeting or teleconference relating to any investigation or Action and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such investigation or Action. Each of the Company and Parent may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section as “outside antitrust counsel only.” Any such materials, as well as the information contained therein, will be provided only to a receiving party’s outside antitrust counsel (and mutually acknowledged outside consultants) and not disclosed by such antitrust counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information. Notwithstanding anything to the contrary contained in this Agreement, materials provided to the other party or its outside antitrust counsel pursuant to this Section 6.8 may be redacted (x) to remove references concerning valuation of the Company, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns.

Section 6.9 Trust Account. The Company acknowledges that the Parent Parties will make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with, and subject to the terms of, the Investment Management Trust Agreement and the Prospectus and for the payment of (a) all amounts payable to public shareholders of Parent who will have validly redeemed their Parent Class A Ordinary Shares at the Merger Effective Time, (b) the expenses of the Parent Parties to the third parties to which they are owed, (c) the Deferred Underwriting Amount to the underwriter in the IPO, (d) reimbursement of all reasonable and documented out-of-pocket costs and expenses of the Company and of the Parent Parties solely in connection with the transactions contemplated in this Agreement to the Company, and (e) the remaining monies in the Trust Account to the Parent Parties. Except as otherwise expressly provided in the Investment Management Trust Agreement, the Parent Parties will not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement, except as may be required by the SEC, Nasdaq, applicable law, or to comply with Parent’s fiduciary duties, without the prior written consent of the Company, which will not be unreasonably withheld, conditioned or delayed. The Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or will at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Parent, on the one hand, and the Company, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Parent or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent and its Affiliates to induce Parent to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Parent, which Action seeks, in whole or in part, monetary relief against Parent, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy will be against funds held outside of the Trust Account and that such claim will not permit the Company or its Affiliates (or any person claiming on any of their behalf or in lieu of any of them) to have any claim against the Trust Account or any amounts contained therein. Notwithstanding anything else set forth in this Agreement, nothing herein will serve to limit or prohibit the Company’s right to pursue a claim against Parent or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination) or for specific performance or other injunctive or non-monetary relief.

Section 6.10 Directors’ and Officers’ Indemnification and Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Parent Parties and the Company, as applicable (the “D&O Indemnified Persons”), as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Parent Parties and the Company, as applicable in effect on the Signing Date, will survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six years after the Merger Effective Time, the parties will cause the Organizational Documents of the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Parent Parties and the Company, as applicable, to the extent permitted by applicable Law.

(b) For the benefit of the Parent Parties’ directors and officers, Parent or Parent Merger Sub will be permitted prior to the Merger Effective Time to obtain a “tail” directors’ and officers’ insurance policy that provides coverage for up to a six-year period from and after the Closing Date for events occurring prior to the Closing Date (the “Purchaser D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Parent’s existing policy, or, if substantially equivalent insurance coverage is unavailable, comparable coverage, at the Company’s expense; provided that in no event will Parent be required to expend for such policies pursuant to this Section 6.10(b) an annual premium amount in excess of 250% of Parent’s current annual premium. The Purchaser D&O Tail Insurance will be paid for at or before Closing and will be considered a Transaction Expense, the Surviving Corporation will cause such Purchaser D&O Tail Insurance to be maintained in full force and effect, for its full term, and the Surviving Corporation will honor all obligations thereunder.

(c) For the benefit of the Company’s directors and officers, Parent will or will cause one or more of its Subsidiaries, at or prior to the Merger Effective Time to obtain and fully pay the premium for a “tail” directors’ and officers’ insurance policy that provides coverage for a six-year period from and after the Closing Date for events occurring prior to the Closing Date (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy, or, if substantially equivalent insurance coverage is unavailable, comparable coverage, at the Company’s expense; provided that in no event will Parent be required to expend for such policies pursuant to this Section 6.10(c) an annual premium amount in excess of 250% of the amount of Company’s current annual premium. The Company D&O Tail Insurance will be paid for at or before Closing and will be considered a Transaction Expense. The Surviving Corporation will cause such Company D&O Tail Insurance to be maintained in full force and effect, for its full term, and the Surviving Corporation will honor all obligations thereunder.

(d) On the Closing Date, the Surviving Corporation will enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals elected as executive officers and members of the board of directors of the Surviving Corporation as of the Closing, which indemnification agreements will continue to be effective following the Closing.

(e) Parent and the Company acknowledge (on behalf of themselves and their respective Subsidiaries) that the D&O Indemnified Persons under this Section 6.10 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current shareholders, members, or other Affiliates of such shareholders (“Indemnitee Affiliates”) separate from the indemnification obligations of Parent, the Company and their respective Subsidiaries under this Agreement. The Parties agree (i) that Parent, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the D&O Indemnified Persons under this Section 6.10 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Persons under this Section 6.10 are secondary), (ii) that Parent, the Company and their respective Subsidiaries will be required to advance the full amount of expenses incurred by the Indemnified Persons under this Section 6.10 and will be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by Parent’s, the Company’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the Indemnified Persons under this Section 6.10 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(f) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.10 will survive the consummation of the Merger indefinitely and will be binding, jointly and severally, on the Surviving Corporation and its Subsidiaries and all successors and assigns of the Surviving Corporation and its Subsidiaries. In the event that the Surviving Corporation or its Subsidiaries or any of their respective successors or assigns consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation or its Subsidiaries, as the case may be, will succeed to the obligations set forth in this Section 6.10.

Section 6.11 Tax Matters.

(a) Parent and Parent Merger Sub will use their reasonable best efforts to cause the Reincorporation Merger to qualify for the Reincorporation Intended Tax Treatment, and none of Parent, Parent Merger Sub, and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Reincorporation Merger Effective Time, would reasonably be expected to prevent or impede the Reincorporation Merger from qualifying for the Reincorporation Intended Tax Treatment. Parent, Parent Merger Sub and the Company will each use their reasonable best efforts to cause the Merger to qualify for the Merger Intended Tax Treatment, and none of Parent, Parent Merger Sub, the Company, and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Merger Effective Time, would reasonably be expected to prevent or impede the Merger from qualifying for the Merger Intended Tax Treatment.

(b) Each of Parent, Parent Merger Sub, the Company, and their respective Affiliates will file all Tax Returns consistent with the Reincorporation Intended Tax Treatment and the Merger Intended Tax Treatment (in each case, including attaching the statement described in Treasury Regulations Section 1.368.3-(a) on or with the its Tax Return for the taxable year of the Reincorporation Merger), and will take no position inconsistent with the Reincorporation Intended Tax Treatment or the Merger Intended Tax Treatment, whether in audits, Tax Returns or otherwise, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(c) Notwithstanding anything to the contrary contained in this Agreement, all Transfer Taxes will be paid by the Company. The Party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Parties will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation. Any expenses incurred in connection with the filing of such Tax Returns or other documentation will be borne by the Company. Notwithstanding any other provision of this Agreement, the Parties will (and will cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(d) The Parties undertake to ensure that the Draft Merger Agreement includes all commitments required under Article 210 A of the French Tax Code for the Merger to qualify for the French Tax-Favored Merger Regime (Article 210 A Commitments). The Parties will cooperate in good faith to include in the Draft Merger Agreement all provisions necessary to comply with Articles 210 A and seq. of the French Tax Code

Section 6.12 Shareholder Litigation. The Parent Parties will notify the Company, and the Company will notify the Parent Parties, promptly following receipt of any threat to file, or written notice of the filing of, an Action related to this Agreement or the Transactions by any of their respective shareholders against any of the Parent Parties, the Company or any of their respective directors or officers (any such action, a “Shareholder Action”). The Parent Parties will keep the Company, and the Company will keep the Parent Parties, as applicable, reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Shareholder Action. The Parent Parties will give the Company, and the Company will give the Parent Parties, as applicable, the opportunity to participate in, subject to a customary joint defense agreement, the defense of any such litigation, to give due consideration to the Company’s or such Parent Party’s advice, as applicable, with respect to such litigation and to not settle any such litigation without the prior written consent of the Company or such Parent Party, as applicable, such consent not to be unreasonably withheld, conditioned or delayed; provided that, for the avoidance of doubt, Parent, or following the Reincorporation Merger Effective Time, the Parent Surviving Corporation will bear all costs of investigation and all defense and attorneys’ and other professionals’ fees and all settlement payments related to any such Shareholder Action initiated by or on behalf of any shareholders of Parent, or following the Reincorporation Merger Effective Time, the Parent Surviving Corporation, in their capacity as such, and the Company will bear all costs of investigation and all defense and attorneys’ and other professionals’ fees and all settlement payments related to any such Shareholder Action initiated by or on behalf of any shareholders of the Company, in their capacity as such.

Section 6.13 Working Capital Loans. The Parties hereby agree that Parent will have the right to elect, in its sole discretion, whether the outstanding balance of any Working Capital Loans at Closing will be paid by the Surviving Corporation in the form of (a) cash, or (b) Surviving Corporation Warrants.

Section 6.14 Compliance with Anti-Corruption Laws. Each Party represents and undertakes to comply and procures that the Surviving Corporation will comply with all Anti-Corruption Laws and not to use the funds of the Surviving Corporation or any of its subsidiaries that will be available upon closing of the Business Combination in transactions that constitute or contribute to an act of corruption or trafficking in influence. In addition, each Party represents that all the necessary measures have been taken and will be taken by the Surviving Corporation and, in particular, appropriate procedures and codes of conduct had been adopted and implemented to prevent any violation of Anti-Corruption Laws. Insofar as any Party or the Surviving Corporation is or becomes subject to the provisions of article 17 of Law n°2016-1691 relating to transparency, anti-corruption and modernisation of the economy (loi relative à la transparence, à la lutte contre la corruption et à la modernisation de la vie économique), each Party represents that it has taken all necessary measures and, in particular, has adopted and implemented appropriate procedures and codes of conduct in order to prevent any violation of such Anti-Corruption Laws.

Section 6.15 Compliance with Anti-Money Laundering Laws. Each Party represents and undertakes to comply and procures that the Surviving Corporate will comply, with all Anti-Money Laundering Laws. Each Party represents, pursuant to Anti-Money Laundering Laws that:

-	It acts for its own benefit;

-	The origin of funds available to the Surviving Corporation upon closing of the Business Combination is legal and does not come from an activity contrary to Anti-Money Laundering Laws, Sanctions Laws or Anti-Corruption Laws; and

-	It has not facilitated by any means the false justification of the origin of goods or income of the perpetrator of a crime or an offence which has brought him/her/it a direct or indirect profit, or provided an assistance for any investment, concealment or conversion transaction of the direct or indirect outcome of any crime or offence or the financing of a terrorist activity.

Section 6.16 Compliance with Sanctions Laws. Each Party represents and undertakes to and procures that the Surviving Corporation will, comply with all Sanctions Laws and not to use the funds of the Surviving Corporation or any of its subsidiaries that will be available upon closing of the Business Combination (i) in a Sanctioned Jurisdiction or (ii) in a way which may result in a violation by such Party or the Surviving Corporation of the Sanctions Laws.

Section 6.17 Expense Reports. During the Interim Period, each Party will prepare a good faith estimate of all Transaction Expenses incurred by it to such date, to be delivered to the other Party on the first Business Day of each month.

Article VII. COVENANTS OF THE COMPANY

Section 7.1 Financial Information. The Company will use commercially reasonable efforts to deliver as soon as practicable to the Parent Parties by September 30, 2026, (i) the audited consolidated financial statements, including balance sheets of the Company, and the related statements of operations, changes in shareholders’ equity and cash flows for the fiscal year ended December 31, 2024 (the “Audited 2024 Financial Statements”) and (ii) the audited consolidated financial statements, including balance sheets of the Company, and the related statements of operations, changes in shareholders’ equity and cash flows for the fiscal year ended December 31, 2025 (the “Audited 2025 Financial Statements”, together with the Audited 2024 Financial Statements, the “Company Audited Financial Statements”). The Company Audited Financial Statements will have been prepared in accordance with all applicable IFRS and Regulation S-X requirements and audited in accordance with all applicable requirements of the PCAOB and the Company will use its commercially reasonable efforts to ensure the Company Audited Financial Statements contain an unqualified report of the Company’s auditors. The Company Audited Financial Statements when delivered to Parent, will fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods then ended in accordance with its applicable accounting standards applied in a consistent basis in all material respects (except for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments, in each case, the impact of which is not material).. The Company will provide as promptly as reasonably practicable additional financial information as reasonably requested by the Parent Parties required to be included in the Registration Statement.

Section 7.2 Tax Reporting. From the Signing Date through the Closing Date, the Company will duly and timely file all income and other material Tax Returns required to be filed with the applicable Taxing Authority and timely pay all material Taxes required to be paid to any Taxing Authority.

Article VIII. COVENANTS OF THE PARENT PARTIES

Section 8.1 Parent Shareholders’ Approval.

(a) As promptly as practicable (and in any event within 30 days) after the date on which the Registration Statement is declared effective under the Securities Act by the SEC, Parent will establish a record date for, duly call, give notice of, convene and hold the Parent Extraordinary General Meeting in accordance with Parent’s Organizational Documents for the purpose of voting on the Parent Party Shareholder Approval Matters; provided, that Parent may postpone the Parent Extraordinary General Meeting, or the chairman of the Parent Board may adjourn the Parent Extraordinary General Meeting with consent of the Parent Extraordinary General Meeting, on one or more occasions for up to 30 days in the aggregate (or, if earlier, until the Outside Date) upon the good faith determination by the chairman of the Parent Board, after reasonable consultation with the Company, that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Parent Party Shareholder Approval Matters or otherwise take actions consistent with Parent’s obligations pursuant to Section 6.6; provided, however, that in no event will any individual adjournment by Parent of the Parent Extraordinary General Meeting be for more than 10 Business Days later than the original date of Parent Extraordinary General Meeting without the prior written consent of the Company.

(b) Parent will use its best efforts to obtain the approval of the Parent Party Shareholder Approval Matters at the Parent Extraordinary General Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Parent Party Shareholder Approval Matters, and will take all other action it may deem reasonably necessary or advisable to secure the required vote or consent of its shareholders.

(c) The Parent Board will recommend to its shareholders that they approve the Parent Party Shareholder Approval Matters (the “Parent Recommendation”) and will include the Parent Recommendation in the Proxy Statement/Prospectus. Neither the Parent Board nor any committee or subgroup thereof will, except in compliance with applicable Law, after consultation with its outside legal counsel, (i) withdraw, modify, amend, or qualify (or propose to withdraw, modify, amend or qualify publicly) the Parent Recommendation or fail to include the Parent Recommendation in the Proxy Statement/Prospectus, or (ii) approve, recommend, or declare advisable (or publicly propose to do so) any Alternative Transaction or Alternative Proposal.

(d) Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Parent Extraordinary General Meeting for the purpose of seeking approval of the Parent Party Shareholder Approval Matters will not be affected by any intervening event or circumstance, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Extraordinary General Meeting and submit for the approval of its shareholders the Parent Party Shareholder Approval Matters, in each case in accordance with this Agreement, regardless of any intervening event or circumstance.

Section 8.2 Parent Public Filings. From the Signing Date through the Merger Effective Time, Parent will use reasonable best efforts to keep current and timely file or timely furnish (or obtain extensions in respect thereof and file or furnish within the applicable grace period) all registration statements reports schedules, forms, statements and other documents required to be filed or furnished with the SEC (collectively, as they have been supplemented, amended or modified since the time of their filing and including all exhibits and schedules thereto and other information incorporated therein, the “Additional SEC Reports”) and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

Section 8.3 Reincorporation Merger. In accordance with this Agreement and applicable Law, any applicable rules and regulations of the SEC or Nasdaq and the Parent Organizational Documents, Parent will cause the Reincorporation Merger to become effective prior to the Closing Date pursuant to Article II.

Section 8.4 SPAC Stock Exchange Listing. From the Signing Date through the Closing, Parent and, following the Reincorporation Merger Effective Time, the Parent Surviving Corporation will use reasonable best efforts to ensure Parent and, following the Reincorporation Merger Effective Time, the Parent Surviving Corporation remains listed as a public company on, and for Parent Class A Ordinary Shares and, following the Reincorporation Merger Effective Time, the Parent Surviving Corporation Ordinary Shares to be listed on, Nasdaq (or other Principal Market mutually agreed by Parent and the Company). Parent will take all steps reasonably necessary or advisable to cause the Surviving Corporation Shares to trade under such symbol as mutually agreed by the Company and Parent and/or the Parent Surviving Corporation, as applicable, prior to the Closing.

Section 8.5 Equity Financing; Cooperation.

(a) During the period between the Signing Date and the Closing, the Parent Parties will take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE SPAs, including maintaining in effect such PIPE SPAs and will use its reasonable efforts to (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to the Parent Parties in such PIPE SPAs and otherwise comply with its obligations thereunder, and (ii) in the event that all conditions in such PIPE SPAs (other than conditions that the Parent Parties or their respective Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, enforce the rights of and the Parent Parties under the PIPE SPAs to cause the PIPE Investors to pay to (or as directed by) and the Parent Parties the applicable purchase price under each PIPE Investor’s applicable PIPE SPA in accordance with its terms and consummate the transactions contemplated by such PIPE SPAs at or prior to Closing and the Company will cooperate with and the Parent Parties in such efforts.

(b) Each of the Parent Parties acknowledges and agrees that, the Company will be entitled to cause the Parent Parties and the Surviving Corporation to specifically enforce the obligations of the PIPE Investors to fund the subscription amounts set forth in the PIPE SPAs executed by such PIPE Investors and the provisions of each such PIPE SPA of which the Company is an express third party beneficiary, in each case, subject to the terms and conditions set forth in each such PIPE SPA. Each of the Parent Parties will not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), increase, decrease or otherwise modify the PIPE Investment (including by entry into any additional securities purchase agreements or subscription agreements with respect to any PIPE Investment) or the subscription amount under any PIPE SPA or reduce or impair the rights of the Parent Parties under any PIPE SPA, permit or consent to any material amendment, supplement or modification to any PIPE SPA (including (i) the price, terms, timing and conditions of the funding of the PIPE Investment, (ii) the identity of any PIPE Investor, the representations of the PIPE Investors and/or of the Parent Parties, (iii) the covenants of the PIPE Investors that apply prior to the consummation of the PIPE Investment or the termination of the PIPE SPAs, (iv) the registration rights of the PIPE Investor, (v) the indemnification obligations of the Parent Parties under this Agreement, the PIPE SPAs or pursuant to any Additional Agreement, (vi) the termination provisions of the PIPE SPAs, (vii) any covenants, obligations or liabilities set forth in the PIPE SPAs that survive the consummation of the PIPE Investment and (viii) any amendments, side letters or other Contracts related to the foregoing matters), any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any material provision or remedy under, or any replacements of, any of the PIPE SPAs, or any replacements of, any of the PIPE SPAs, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such PIPE SPA remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the PIPE Investment.

(c) Without limiting the generality of the foregoing, each of the Parent Parties will give the Company, prompt written notice, (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any PIPE SPA known to such Party, (ii) of the receipt of any written notice or other written communication from any party to any PIPE SPA (other than written notices or other written communication from such other Party) with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any PIPE SPA of any provisions of any PIPE SPA or (iii) if any portion of the PIPE Investment pursuant to the PIPE SPA will not be funded in accordance with the terms of the applicable PIPE SPA. The Parent Parties will confer with the Company regarding timing of the expected Closing Date (as defined in the PIPE SPA) and deliver all notices they are required to deliver under the PIPE SPA on a timely basis in order to cause the PIPE Investors to fund their respective obligations as far in advance of the Closing as permitted by the PIPE SPA and consummate the transactions contemplated by the PIPE SPA at or prior to the Closing.

Section 8.6 Section 16 Matters. Prior to the Merger Effective Time, Parent, and, following the Reincorporation Merger Effective Time, the Parent Surviving Corporation will take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Parent Ordinary Shares and, following the Reincorporation Merger Effective Time, the Parent Surviving Corporation Ordinary Shares, or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent and the Parent Surviving Corporation to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.7 Foreign Private Issuer. The Parent Parties will use commercially reasonable efforts to ensure that Parent Merger Sub, Parent Surviving Corporation and the Surviving Corporation, as applicable, maintain their status as “foreign private issuers” within the meaning of the rules of the Exchange Act from and after the date of this Agreement.

Section 8.8 Additional Matters.

(a) Warrant Amendment Agreement. In connection with the Reincorporation Merger, Surviving Corporation and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”), acting as warrant agent, will enter into an amendment agreement with respect to the Parent Warrant Agreement, in substantially the form attached hereto as Exhibit I (the “Warrant Amendment Agreement”), pursuant to which Surviving Corporation and Trustee will amend the Parent Warrant Agreement to reflect the conversion of the Parent Warrants to Surviving Corporation Warrants pursuant to the Mergers.

(b) Compliance with SPAC Agreements. The Parent Parties will comply with each of the applicable agreements entered into in connection with the IPO, except to the extent any such agreement is modified by virtue of this Agreement.

(c) Name Change. Prior to the earlier of the confidential submission or the filing of the initial Registration Statement with the SEC, Parent Merger Sub will execute and file such documents as may be required to change the name of Parent Merger Sub to “Pasqal Holding SA” or such other name selected by the Company.

Article IX. CONDITIONS TO CLOSING

Section 9.1 Condition to the Obligations of the Parties. The obligations of all of the Parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law and no Order then in effect will prohibit or prevent the consummation of the Closing.

(b) The filings with and notices to any Governmental Authority required in connection with the Transactions, if any, will have been made and any applicable waiting periods under Antitrust Laws (including any extensions thereof) will have expired or been terminated.

(c) The SEC will have declared the Registration Statement effective, and no stop order suspending the effectiveness of the Registration Statement or any part thereof will have been issued and remain in effect.

(d) The Parent Party Shareholder Approval Matters will have been approved by the requisite vote of the shareholders of Parent at the Parent Extraordinary General Meeting in accordance with Parent Parties’ Organizational Documents, applicable Law and the Proxy Statement/Prospectus (the “Required Parent Shareholder Approval”).

(e) The Requisite Company Vote will have been obtained.

(f) At the Closing, the Surviving Corporation will have access to no less than $150,000,000 (prior to the payment of any Transaction Expenses), from (i) funds remaining in the Trust Account following the exercise of all Parent Shareholder Redemption Rights, (ii) the proceeds of the PIPE Investment under the PIPE SPAs and Subscription Agreements entered into as of the date of this Agreement (as amended in accordance with this Agreement) and any additional Subscription Agreements entered into after the date of this Agreement in accordance with this Agreement and (iii) funds raised from any other financing transactions agreed upon by the Parties and their respective board of directors, but excluding, for the avoidance of doubt, the Series C equity raise closed by the Company on February 27, 2026 (“Available Closing Surviving Corporation Cash”).

(g) The Organizational Documents necessary to give effect to the Reincorporation Merger and the Reincorporation Plan of Merger will have been adopted or executed and delivered by the Parties thereto, as applicable.

(h) All action will have been taken such that the board of directors of the Surviving Corporation as of immediately following the Closing will be constituted in accordance with Section 2.2(b).

(i) The Surviving Corporation Shares and Surviving Corporation Warrants contemplated to be listed pursuant to this Agreement will have been approved for listing on Nasdaq or another Principal Market mutually agreed to by the Company and Parent and will be eligible for continued listing on the Nasdaq Global Market or such other Principal Market, as applicable, immediately following the Closing.

Section 9.2 Conditions to Obligations of the Parent Parties. The obligation of the Parent Parties to consummate the Closing is subject to the satisfaction or the waiver, at the Parent Parties’ sole and absolute discretion, of all the following further conditions:

(a) The Company will have duly performed all of its covenants and obligations under this Agreement required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it will be duly performed in all respects.

(b) All of the representations and warranties of the Company contained in Article IV of this Agreement, disregarding all qualifications and exceptions contained in this Agreement relating to materiality or Company Material Adverse Effect, regardless of whether it involved a known risk, will (i) be true and correct at and as of the Signing Date except as provided in the Company Disclosure Schedules pursuant to Article IV, and (ii) be true and correct as of the Closing Date except as provided in the Company Disclosure Schedules pursuant to Article IV (except that if the representations and warranties speak only as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), other than where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and as would not reasonably be expected to have, a Company Material Adverse Effect; it being understood and agreed that (A) the Company Fundamental Representations will not be qualified by materiality, “material” or “Company Material Adverse Effect” or any similar limitation, all Company Fundamental Representations will be true and correct in all material respects, and (B) the Company’s representations and warranties in Section 4.5 (Capitalization) will be true and correct in all respects except for de minimis inaccuracies at and as of such date.

(c) Since the Signing Date, there has not occurred a Company Material Adverse Effect which is continuing.

(d) The Parent Parties will have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 9.2.

(e) The Parent Parties will have received a recent certificate of good standing (i) as of a date no later than 10 days prior to the Closing Date regarding the Company from the French Registrar, and (ii) as of the most recent practicable date regarding each other Company Subsidiary from its applicable jurisdiction.

(f) Each of the persons listed on Section 9.2(f) of the Company Disclosure Schedules will have entered into a Lock-Up Agreement.

(g) Each of the persons listed on Section 9.2(g) of the Company Disclosure Schedules will have entered into a Non-Competition and Non-Solicitation Agreement.

Section 9.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The Parent Parties will have duly performed all of their covenants and obligations under this Agreement required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it will be duly performed in all respects.

(b) All of the representations and warranties of the Parent Parties contained in Article V of this Agreement, disregarding all qualifications and exceptions contained in this Agreement relating to materiality or Parent Material Adverse Effect, regardless of whether it involved a known risk, will (i) be true and correct at and as of the Signing Date except as provided in the Parent Disclosure Schedules pursuant to Article V, and (ii) be true and correct as of the Closing Date except as provided in the Parent Disclosure Schedules pursuant to Article V (except that if the representations and warranties speak only as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), other than where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and as would not reasonably be expected to have, a Parent Material Adverse Effect; it being understood and agreed that (A) the Parent Parties Fundamental Representations will not be qualified by materiality, “material” or “Parent Material Adverse Effect” or any similar limitation, all such Parent Parties Fundamental Representations will be true and correct in all material respects, and (B) the Parent Parties’ representations and warranties in Section 5.5 (Capitalization) will be true and correct in all respects except for de minimis inaccuracies at and as of such date.

(c) Since the Signing Date, there has not occurred a Parent Material Adverse Effect which is continuing.

(d) The Company will have received a certificate signed by an authorized officer of Parent Parties to the effect set forth in clauses (a) through (c) of this Section 9.3.

(e) Each of the persons listed on Section 9.3(e) of the Parent Disclosure Schedules will have entered into a Lock-Up Agreement.

(f) Parent will have delivered to the Company written resignations, in form and substance reasonable acceptable to the Company, from each of the officers and directors of Parent effective as of the Merger Effective Time.

Article X. TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Merger Approval Date, notwithstanding any Requisite Company Vote and adoption of this Agreement and the Transactions by the equity holders of the Company or Parent:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors;

(b) by either the Company or any Parent Party, duly authorized by its respective board of directors:

(i) on or after December 31, 2026 (the “Outside Date”), if the Merger will not have been consummated prior to the Outside Date; provided, however, that the right to terminate under this Section 10.1(b)(i) will not be available and the Outside Date will automatically be extended to December 31, 2027, without action of any Parties, unless Parent and the Company both send written notice of termination to the other or otherwise mutually agree in writing to terminate this Agreement at least ten (10) Business Days prior to December 31, 2026; provided, further, that the right to terminate this Agreement under this Section 10.1(b)(i) will not be available to a Party if the failure of the Mergers to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, further, that the right to terminate under this Section 10.1(b)(i) will not be available and the Outside Date will automatically be extended by an additional 60 days: (i) in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date by the Outside Date (unless such failure to be declared effective results from the breach by any Party of its representations, warranties, covenants or other agreements contained in this Agreement or the failure or delay by any Party to use the efforts required hereunder to cause such Registration Statement to become effective); or (ii) the issuance of clearance or approval from a Governmental Authority to the extent required to satisfy the condition set forth in Section 9.1(b)(ii) will not have been fulfilled but all other conditions to Closing either have been fulfilled or are then capable of being fulfilled; provided, further, that the Parties hereby agree that if the Merger will not have been consummated prior to the Outside Date, without prejudice to the right of either the Company or any Parent Party to terminate this Agreement under this Section 10.1(b)(i), the Parties will enter into good faith discussions, with a view to continuing to pursue the Transactions on terms and conditions mutually agreed by the Parties;

(ii) if any Order having the effect set forth in Section 9.1(a) will be in effect and will have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(ii) will not be available to a Party if such Order was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(iii) if any of the Parent Party Shareholder Approval Matters will fail to receive the Required Parent Shareholder Approval at the Parent Extraordinary General Meeting (unless such Parent Extraordinary General Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

(c) by any of the Parent Parties, if (i) any of the representations or warranties of the Company set forth in Article IV will have become untrue or inaccurate, or if there has been a breach by the Company of any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing and subject to any cure period provided for in this Agreement or agreed to by the Parent Parties), in each case such that the conditions to Closing set forth in Section 9.2 would not be satisfied, and (ii) such inaccuracy of the representations or warranties of the Company, or the breach or breaches is incapable of being cured or is not cured (or waived by the Parent Parties) by the earlier of (A) the Outside Date or (B) 20 days after written notice thereof is delivered to the Company; provided, however, that the Parent Parties will not have the right to terminate this Agreement pursuant to this Section 10.1(b) if any Parent Party is then in material breach of any representation, warranty, covenant, or obligation under this Agreement, which breach has not been cured;

(d) by the Company, if (i) any of the representations or warranties of any Parent Party set forth in Article V will have become untrue or inaccurate, or if there has been a breach by any Parent Party of any covenant or agreement on its part set forth in this Agreement (including an obligation to consummate the Closing and subject to any cure period provided for in this Agreement or agreed to by the Company), in each case such that the conditions to Closing set forth in Section 9.3 would not be satisfied and (ii) such inaccuracy of the representations or warranties of any Parent Party, or the breach or breaches is incapable of being cured or is not cured (or waived by the Company) by the earlier of (A) the Outside Date or (B) 20 days after written notice thereof is delivered to the Parent Parties; provided, however, that the Company will not have the right to terminate this Agreement pursuant to this Section 10.1(d) if the Company is then in material breach of any representation, warranty, covenant, or obligation under this Agreement, which breach has not been cured;

(e) by Parent if the Company fails to deliver the Company Audited Financial Statements to Parent on or before September 30, 2026 in accordance with Section 7.1; or

(f) by Parent or the Company, if such other Party (either the Company or Parent) fails to consummate the Transactions upon satisfaction of all of the conditions to Closing set forth in Article IX (other than those conditions that by their nature would be satisfied at the Closing and those conditions that may be waived by Parent or the Company, as applicable) or otherwise terminates the Agreement in breach of this Article X, provided in each case, that Parent or the Company, as the case may be, is ready and willing to consummate the Transactions at such time.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement (other than termination pursuant to Section 10.1(a)), written notice thereof will be given by the Party desiring to terminate to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement will following such delivery become null and void (other than the provisions of Section 6.3, this Section 10.2 and Article XI) without Liability of any party to any other party, provided, that in the event of termination pursuant to Section 10.1(c) or Section 10.1(d), termination will not relieve a party from any Liability arising from or relating to fraud or any willful breach of a representation, a warranty or a covenant by such party prior to the termination. Notwithstanding the foregoing, if Parent terminates this Agreement pursuant to Section 10.1(e) or Section 10.1(f)Section 10.1(f), then the Company will pay to Parent $3,000,000 as liquidated damages.

Article XI. GENERAL PROVISIONS

Section 11.1 No Survival; No Recourse, etc.

(a) No Survival. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing and will terminate and expire upon the occurrence of the Merger Effective Time (and there will be no Liability after the Closing in respect thereof), except for those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring on or after the Closing, and except as otherwise expressly set forth in this Section 11.1(a).

(b) No Recourse. This Agreement may only be enforced against, and any claim or cause of Action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth in this Agreement with respect to such Party. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken pursuant to this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or Representative of any Party and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing will have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent, or Parent Merger Sub under this Agreement or for any claim based on, arising out of, or related to this Agreement or the Transactions.

(c) Acknowledgements.

(i) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that (A) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation, (ii) the Company representations and warranties in Article IV or as provided in any certificate delivered in accordance with Article IX, constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions, (iii) the Parent Party representations and warranties in Article V or as provided in any certificate delivered in accordance with Article IX, constitute the sole and exclusive representations and warranties of the Parent Parties, (iv) except for the representations and warranties in Article IV and Article V or as provided in any certificate delivered in accordance with Article IX, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries), (v) Representatives of the Parent Parties or the Company have not made, and are not making, any representation or warranty whatsoever to any Party or its Affiliates and will not be liable in respect of the accuracy or completeness of any information provided to any Party or its Affiliates, and (vi) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV and Article V or as provided in any certificate delivered in accordance with Article IX. The foregoing does not limit any rights of any Party pursuant to any other Additional Agreement against any other Party pursuant to such Additional Agreement to which it is a party or an express third-party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, Parent understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the representations and warranties in Article IV by the Company or as provided in any certificate delivered in accordance with Article IX, with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section will relieve any Party of liability in the case of actual and intentional Fraud committed by such Party.

(ii) Effective upon Closing, except with respect to those covenants and agreements contained in this Agreement that by their terms expressly apply at or after the Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the schedules, or the exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign Law. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section. Notwithstanding anything in this Agreement to the contrary, nothing in this Section will preclude any Party from seeking any remedy for Fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in this Agreement (as applicable). Each Party will have the right to enforce this Section on behalf of any Person that would be benefitted or protected by this Section if they were a Party. The foregoing agreements, acknowledgements, disclaimers, and waivers are irrevocable. For the avoidance of doubt, nothing in this Section will limit, modify, restrict, or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Additional Agreement.

Section 11.2 Expenses. Unless otherwise provided for in this Agreement, if the Closing does not take place, all costs and expenses (including all fees and disbursements of counsel, financial advisors, and accountants) incurred in connection with the negotiation and preparation of this Agreement and the Additional Agreements, the performance of the terms of this Agreement and the Additional Agreements, and the consummation of the Transactions, will be paid by the respective party incurring such costs and expenses. Upon the Closing, accrued and unpaid Transaction Expenses of the Company and Parent Parties will be paid by and/or reimbursed by wire transfer of immediately available funds, from the Surviving Corporation.

Section 11.3 Notices. All notices, requests, demands, and other communications under this Agreement will be in writing and will be deemed to have been duly given or made (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (b) if sent designated for overnight delivery by an internationally recognized overnight air courier (such as DHL or Federal Express), two Business Days after dispatch from any location in the United States, (c) if sent by e-mail transmission before 5:00 p.m. Pacific Time on a Business Day, when transmitted and receipt is confirmed, (d) if sent by e-mail transmission on a day other than a Business Day or after 5:00 p.m. Pacific Time on a Business Day and receipt is confirmed, on the following Business Day, and (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands, and other communications are delivered to the address set forth below, or to such other address as any party will provide by like notice to the other parties to this Agreement.

if to the Company, to:

Pasqal Holding SAS

24 Av. Emile Baudot

91120 Palaiseau

France

Attention: Mr. Wasiq Bokhari, Mr. Loic Henriet

Email: wasiq.bokhari@pasqal.com / loic@pasqal.com

with a copy to (which will not constitute notice):

Orrick, Herrington & Sutcliffe LLC

51 West 52nd Street

New York, NY 10019-6142

United States

Attention: Marsha Mogilevich, David Schwartz, Albert Vanderlaan

Email: mmogilevich@orrick.com, dschwartz@orrick.com,

avanderlaan@orrick.com

Orrick, Herrington & Sutcliffe (Europe) LLP

61 rue des Belles Feuilles

75116 Paris

France

Attention: Yves Lepage, Olivier Jouffroy

Email: ylepage@orrick.com, ojouffroy@orrick.com

if to any Parent Party or Parent Merger Sub (prior to the Closing):

Bleichroeder Acquisition Corp. II

1345 Avenue of the Americas, Fl 47

New York, NY 10105

Attention: Robert Folino

Email: Robert.Folino@bspac1.com

with a copy to (which will not constitute notice):

Reed Smith LLP

2850 N. Harwood Street, Suite 1500

Dallas, TX 75201

Attention:	Lynwood E. Reinhardt Jr., Esq.
Jocelyne E. Kelly

Email:	LReinhardt@reedsmith.com
Jocelyne.Kelly@reedsmith.com

Section 11.4 Entire Agreement. This Agreement (including any schedules, annexes, and exhibits to this Agreement), including the Disclosure Schedules and the Annexes to this Agreement, the Additional Agreements and the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly provided herein or in any Additional Agreement, there is no condition precedent to the effectiveness of nay provision hereof or thereof.

Section 11.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law. In the event that any term or other provision of this Agreement, or the application thereof, is held to be invalid, illegal, or incapable of being enforced by any applicable rule of Law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement (or cause such court or other legal authority to modify) for any provision so held to be invalid a valid provision, so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be effected as originally contemplated to the fullest extent possible.

Section 11.6 Amendments; No Waivers. Subject to applicable Law, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Parties, or, in the case of a waiver, by each Party against whom the waiver is to be effective; provided that, after approval and adoption of this Agreement and the Merger by Parent Shareholders and without their further approval, no amendment or waiver will reduce the amount or change the kind of consideration to be received in exchange for any equity securities of the Company. No course of dealing and no failure or delay on the part of any party in exercising any right, power, or remedy conferred by this Agreement will operate as a waiver thereof or otherwise prejudice such party’s rights, powers, and remedies. The failure of any of the Parties to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties of any breach under this Agreement will not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach under this Agreement. No single or partial exercise of any right, power, or remedy conferred by this Agreement will preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

Section 11.7 Assignment; Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the Parties will bind and inure to the benefit of the successors, heirs, and permitted assigns of such Party, whether or not so expressed. None of the Parties may assign, transfer, or delegate any of their respective rights or obligations under this Agreement, by operation of Law or otherwise, without the consent in writing of the Company and Parent. Any purported assignment or delegation of rights or obligations without such consent and in violation of this Section will be void and of no force or effect, in addition to constituting a material breach of this Agreement.

Section 11.8 Third Party Beneficiaries. This Agreement will be binding upon and inure solely to the benefit of each Party to this Agreement, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 6.10 or Section 11.1(b), and (b) from and after the Effective Time, the rights of the Shareholders to receive the Merger Consideration, as applicable, as provided in this Agreement.

Section 11.9 Governing Law; Dispute Resolution Provisions.

(a) Governing Law. Other than the Draft Merger Agreement, which will be governed by the French Commercial Code and the Reincorporation Plan of Merger, which will be governed by Cayman Islands law, this Agreement, including any claims or causes of action (whether in contract, tort, or statute) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance thereof or the Transactions, will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Dispute Resolution. In the event of any dispute arising out of or in connection with this Agreement, or any matters described or contemplated in this Agreement, the Parties agree that any Party may elect to first refer such dispute to non-binding mediation under the ICC Mediation Rules. In the event that either (i) such dispute has not been settled pursuant to the ICC Mediation Rules within 30 days following the filing of a request for mediation by any Party or within such other period as the Parties may agree in writing, or (ii) if the Party bringing such dispute elects to forego mediation, then a Party may refer such dispute exclusively to the International Chamber of Commerce (the “ICC”) and such dispute will thereafter be finally adjudicated under the Rules of Arbitration of the ICC (the “ICC Rules”) by one arbitrator (A) appointed in accordance with the ICC Rules, and (B) in any case having substantial experience adjudicating and arbitrating disputes among parties relating to mergers and acquisitions in the State of Delaware under and in accordance with the internal laws of the State of Delaware. The venue and seat of arbitration will be Paris, France. The language to be used in the arbitral proceedings will be English. The arbitration proceedings will be confidential. The arbitrators will have the authority to issue or order injunctions, specific performance and other equitable remedies.

(c) Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT AND THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will constitute an original, but all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties the original, photocopied or electronically transmitted (including scanned .pdf image) signature pages that together, it being understood that all Parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, will be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or any other Additional Agreement will include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) will be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the party’s intent or the effectiveness of such signature.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Parent:

Bleichroeder Acquisition Corp. II

By:	/s/ Andrew Gundlach
	Name:	Andrew Gundlach
	Title:	Chief Executive Officer

Parent Merger Sub:

BLEICHROEDER ACQUISITION 2 FRANCE

By:	/s/ Michel Combes
	Name:	Michel Combes
	Title:	President

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Company:

PASQAL HOLDING SAS

By:	/s/ Wasiq Bokhari
	Name:	Mr. Wasiq Bokhari
	Title:	President